UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

Pool Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2022 Annual Meeting
and Proxy Statement

Tuesday, May 3, 2022
9:00 a.m. Central Time

Online at
www.virtualshareholdermeeting.com/POOL2022

Dear Fellow Shareholder,

It is my pleasure to invite you to attend our 2022 annual meeting of stockholders (the Annual Meeting) on Tuesday, May 3, 2022, at 9:00 a.m. Central Time. In light of the COVID-19 pandemic and in an effort to maintain the health and well-being of our stockholders, employees, directors, and officers, we will be hosting an entirely virtual meeting this year. You will be able to virtually attend the Annual Meeting, vote, and submit your questions by following the instructions in the accompanying proxy materials.

Your vote is important to us. The accompanying Annual Notice of Meeting and Proxy Statement describe the matters being voted on and contain other information relating to Pool Corporation. Please read these materials carefully. Whether or not you plan to virtually attend the meeting, please ensure that your shares are represented by giving us your proxy. You can do so by telephone, by Internet, or by signing and dating the enclosed proxy form and returning it promptly by mail.

I want to once again thank our 5,500 employees for their tireless efforts in this challenging environment. I continue to be grateful for and proud of our field and support employees who won in a year of extremes. They did a fantastic job despite the adversity, and I am humbled by their results. It is my privilege to work with them each and every day.

We value your investment in Pool Corp, and we thank you for the trust you place in us.

Sincerely,
Peter D. Arvan
President, Chief Executive Officer, and Director

POOL CORPORATION
_____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Pool Corporation (the Company, we, us or our) cordially invites you to electronically attend its 2022 annual meeting of stockholders (the Annual Meeting) on Tuesday, May 3, 2022, at 9:00 a.m. Central Time. The Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to virtually attend the Annual Meeting, vote and submit your questions by visiting www.virtualshareholdermeeting.com/POOL2022, entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

At the Annual Meeting, you will be asked to:
1.elect the nine director nominees named in our attached Proxy Statement, each to serve a one-year term or until their successors have been elected and qualified;
2.ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2022 fiscal year;
3.cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in our attached Proxy Statement (the say-on-pay vote); and
4.consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set Tuesday, March 15, 2022, as the record date for the Annual Meeting. This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary
Covington, Louisiana
March 29, 2022

Every stockholder’s vote is important. Please sign, date and return the enclosed proxy card, or authorize your proxy by telephone or via the internet. See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting
Q: Why am I receiving these materials?
A: This proxy statement summarizes information you need to vote at our 2022 annual meeting of our stockholders (the Annual Meeting) to be held on Tuesday, May 3, 2022, at 9:00 a.m. Central Time via live webcast on the internet, and any adjournment of the meeting. We are sending this proxy statement to you because our Board of Directors (the Board) is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement is being sent to record date stockholders on or about March 29, 2022.
Q: Who may vote and how many shares must be represented to hold the Annual Meeting?
A: Only shareholders of record at the close of business on March 15, 2022, may vote. As of that date, there were 40,125,612 shares of our Common Stock outstanding. The holders of a majority of those shares will constitute a quorum, which is necessary to conduct the business of the Annual Meeting. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting either virtually or by proxy. If you submit your proxy or if you attend the Annual Meeting virtually, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. Also, if you hold your shares in “street name,” your shares will be counted in determining a quorum if your bank, broker or other holder of record votes your shares on any matter.
Q: How many votes do I have?
A: With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock) owned on the record date for each position to be filled. For each other matter, each stockholder is entitled to one vote per share.
Q: When and where will the Annual Meeting be held?
A: The Annual Meeting will be held in a virtual meeting format only on Tuesday, May 3, 2022, at 9:00 a.m. Central Time via live webcast on the internet. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Central Time, and you should allow ample time for the check-in procedures.
Q: What proposals will be voted on at the Annual Meeting?
A: At the Annual Meeting, you will be asked to:
(1)elect the nine director nominees named in this Proxy Statement to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;
(2)ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2022 fiscal year; and
(3)cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote).
The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.
Q: How does the Board recommend that I vote?
A: The Board unanimously recommends that you vote your shares FOR the election of each of the director nominees and FOR proposals 2 and 3 described above.

Q: How can I vote my shares without attending the Annual Meeting?
A: The answer depends on whether you hold shares directly in your name (holder of record), or through a bank, broker, trustee or other holder of record (beneficial owner).
•Holder of record. You are the holder of record if your shares are registered in your name with our registrar, Computershare Trust Company, N.A. In this case, we sent these proxy materials directly to you. You may vote your shares electronically during the Annual Meeting, or you may grant us your proxy to vote your shares by using the enclosed proxy card or by telephone or the internet. The proxy card provides voting instructions.
•Beneficial owner. You are the beneficial owner if you hold your shares indirectly through a bank, broker, trustee or other holder of record. (Beneficial owners holding their shares at a bank or through a brokerage account are sometimes called “street name” holders.) In this case, we sent these proxy materials to the holder of record, and they were forwarded to you with a voting instruction card. As the shares’ beneficial owner, you may direct your bank, broker, trustee, or other holder of record how to vote, and you are also invited to attend the meeting. Please refer to the information provided by your bank, broker, trustee, or other holder of record for further information on how to virtually attend the Annual Meeting, vote and submit questions.
Q: How can I vote my shares in person and participate in the Annual Meeting?
A: You may attend the virtual Annual Meeting if you are a stockholder of record as of March 15, 2022, the record date. You will be able to attend the Annual Meeting, vote and submit your questions by visiting www.virtualshareholdermeeting.com/POOL2022. Please enter the 16-digit control number included on your proxy card and follow the instructions for participation and voting.
You may vote your shares electronically at the Annual Meeting if you are the holder of record. If you are the beneficial owner, you may also vote electronically at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee. However, even if you plan to virtually attend the Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you are unable to attend the Annual Meeting.
Q: Will I be able to participate in the virtual Annual Meeting in the same way that I would be able to participate in an in-person meeting?
A: Yes. We have taken steps to ensure that the format of the virtual Annual Meeting affords stockholders the same rights and opportunities to participate as they would at an in-person meeting. You can access the rules of conduct for the meeting on the meeting website at www.virtualshareholdermeeting.com/POOL2022. You may also submit questions in advance of the meeting.
You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number found on your proxy card or voting instruction form. Questions may also be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/POOL2022. We will respond to as many inquiries at the Annual Meeting as time allows, although questions may be limited on a per stockholder basis due to time constraints. Off-topic, personal or other inappropriate questions will not be answered.
Q: What if I have technical difficulties during the check-in time or during the Annual Meeting?
A: If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/POOL2022. Please be sure to check in by 8:45 a.m. Central Time on Tuesday, May 3, 2022, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live webcast begins.
Q: Could other matters be decided at the Annual Meeting?
A: We are not aware of any matters to be presented other than those described in this Proxy Statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such matter as recommended by the Board of Directors.
Q: What if I do not indicate my voting instructions for one or more of the matters on my proxy card?
A: If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board. This means that unless your proxy is otherwise marked, properly executed proxies will be voted FOR the election of each of the director nominees and FOR proposals 2 and 3 (the ratification of the retention of the independent registered public accounting firm for fiscal year 2022 and the say-on-pay vote).

Q: What happens if I do not return my proxy? What is discretionary voting authority, and what is a broker non-vote?
A: If you are a holder of record and do not return a proxy, your shares will not be voted.
If you are a beneficial owner, you are entitled to give voting instructions to your bank, broker, or other holder of record, and they must vote your shares according to your instructions. If you do not provide instructions, then under the rules of the New York Stock Exchange (NYSE), brokers generally have discretionary authority to vote on “routine” matters but not on “non-routine” matters. A “broker non-vote” occurs when a beneficial owner does not give voting instructions to the bank, broker, or other holder of record on matters deemed “non-routine.” Broker non-votes are treated as present for purposes of determining the existence of a quorum at the Annual Meeting.
Proposal 2, the ratification of the retention of the independent registered public accounting firm, is considered a routine matter, and your broker has discretionary authority to vote on this proposal if you do not provide voting instructions. The remaining proposals listed in this Proxy Statement (the election of directors and the say-on-pay vote) are classified as non-routine matters under the NYSE rules. Therefore, if you are a beneficial owner and do not provide voting instructions to your broker, your broker may not vote on these proposals, and the result is a broker non-vote.
Q: What are the voting options and the vote required to approve each proposal? What are the effects of abstentions and broker non-votes?

Proposal	Voting Options	Vote Required to Approve the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1 - Elect the nine director nominees named in this Proxy Statement	You may vote for or against each director nominee, or you may abstain.	To be elected, each director must receive an affirmative majority of the votes cast. This means that the votes cast “for” a nominee’s election must exceed the votes cast “against” the nominee.	No effect because only votes cast are considered	No effect because only votes cast are considered

No. 2 - Ratify retention of independent registered public accounting firm	You may vote for or against the proposal, or you may abstain.	Affirmative vote of a majority of the shares of Common Stock present virtually or by proxy and entitled to vote	Treated as votes against	Brokers have discretionary authority to vote on this proposal, so there should be no broker non-votes on this item.

No. 3 - Say-on-pay vote	You may vote for or against the proposal, or you may abstain.	Affirmative vote of a majority of the shares of Common Stock present virtually or by proxy and entitled to vote	Treated as votes against	No effect because shares are not entitled to be voted
In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares of our Common Stock voted. In contested elections (where the number of director nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our Common Stock voted. Under our Bylaws, all other matters require the affirmative vote of the holders of a majority of the shares of our Common Stock present virtually or by proxy and entitled to vote, except as otherwise provided by statute, our Certificate of Incorporation or our Bylaws.

Q: Can I change or revoke my proxy?
A: Yes. You may change or revoke your proxy at any time before the shares are voted at the Annual Meeting by doing one of the following:
a)mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:
Pool Corporation
Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001
or
b)virtually attend the Annual Meeting and vote electronically.
If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.
Q: Why did I receive more than one set of proxy materials?
A: Receiving more than one set of proxy materials generally means you have shares held in different names or different accounts. It’s important that you respond to all the proxy solicitation requests to ensure that all of your shares are voted.
Q: Who will pay the expenses incurred in connection with the solicitation of my vote?
A: We pay the cost of preparing proxy materials and soliciting your vote. We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners. Some of our employees, who will receive no additional compensation, may solicit proxies by telephone or electronic mail. We also pay all Annual Meeting expenses.
Q: Who presides over the Annual Meeting?
A: Our Chairman of the Board will preside over the Annual Meeting. The Chairman will have the power to declare the actions of any shareholder as out of order, and he may also disregard any proposed nomination of a director nominee or any other matter that is not presented in accordance with our Bylaws.
What happens if the Annual Meeting is postponed or adjourned?
A: Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Q: Who counts the votes?
A: Broadridge Financial Solutions tabulates the votes.
Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 3, 2022:
The Company’s 2022 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2021 are available at http://ir.poolcorp.com/proxy-statements-annual-reports.

Election of Directors
(Proposal 1)

General

Our Bylaws provide that the size of our Board may be increased or decreased from time to time by resolution of the Board. On May 24, 2021, the Board increased the size of the Board to nine members and, upon recommendation of the Nominating and Corporate Governance Committee, appointed Martha “Marty” S. Gervasi.

Each of our current directors is standing for reelection at the Annual Meeting, and each has been nominated by our Board, based on the recommendation of the Nominating and Corporate Governance Committee. Other than Ms. Gervasi, each of the nominees was previously elected a director of the Company by our stockholders, and each of the nominees has indicated his or her intention to serve if elected. However, if any director nominee is unable or unwilling to take office at the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board. If elected, each director nominee will serve a one-year term expiring at our 2023 annual meeting of stockholders or until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Our Bylaws include a majority voting standard in uncontested director elections. This means that if the number of shares voted against any sitting director is more than the number of shares voted for the election of that director, the director must submit a letter to the Board offering to resign.  The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, must decide whether to accept, reject or take other action with respect to the resignation within 90 days from certification of the election results.

Board Membership Criteria

At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees. As reflected in our Corporate Governance Guidelines, it our policy that in identifying, evaluating, and considering potential nominees, our Nominating and Corporate Governance Committee looks for candidates with relevant educational, business and industry experience and demonstrated character and judgement. Further, the committee seeks to identify individuals with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on our Board for an extended period of time.

In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The Nasdaq Stock Market LLC (Nasdaq) listing rules and all legal requirements. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above. In addition, the Board has determined that seven of our nine director nominees (including all committee members) are independent under Nasdaq listing rules. All four current members of our Audit Committee are “audit committee financial experts,” as defined by the Securities and Exchange Commission (SEC) rules. In addition to these attributes, each of the nominees has a strong background and relevant experience which led our Nominating and Corporate Governance Committee and Board to conclude that he or she should serve as a director of our Company. We describe these qualifications individually for each nominee below.

Board Diversity

The Board recognizes that its success hinges on its ability to meet a broad spectrum of challenges, and successfully navigating these challenges demands not only a diverse set of perspectives, backgrounds, and skills, but strong communication and collaboration among the whole Board. To that end, the Board’s composition and culture is crucial. Our goal is a balanced and diverse board, with members who bring a diversity of skills, expertise, experiences, perspectives, tenures and personal characteristics, including with regard to race, gender, age, and ethnicity. We are also committed to a balanced approach to director tenure, allowing the Board to benefit from the knowledge and experience of longer-serving directors as well as fresh perspectives from newer directors. Four of our seven independent directors have served on our Board less than eight years, and the average tenure of our independent director nominees is twelve years.

As noted in the table below, we are in compliance with Nasdaq Rule 5605(f), which requires companies to have at least two diverse board members. This table provides certain highlights of the composition of our Board members as of March 15, 2022. Each of the categories listed in the table below reflects the meanings in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of March 15, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Information about our Director Nominees

Below is biographical information about each of our director nominees, including information regarding tenure as a director, business experience and qualifications, education and other company directorships.  The summaries are not comprehensive, but describe the primary experiences, attributes and skills that led the Nominating and Corporate Governance Committee and our Board to nominate these individuals to serve as directors of our Company.  In addition to the qualifications referred to below, we believe each of our directors has a reputation for demonstrating integrity, honesty, high ethical standards and sound business judgment.

Business experience:
Mr. Arvan has served as our president and chief executive officer since January 2019. He served as our executive vice president from January 2017 to January 2019 and as our chief operating officer from August 2017 to January 2019. Prior to joining Pool Corporation, Mr. Arvan served as chief executive officer of Roofing Supply Group from 2013 to 2015 and as president of GE/SABIC Polymershapes from 2004 to 2013.

Other qualifications:
Mr. Arvan graduated cum laude from the State University of New York at Utica with a Bachelor of Professional Studies in Business Administration. Among other qualifications, Mr. Arvan brings to the Board senior leadership experience, strong operating expertise and marketing and strategic planning knowledge.

Peter D. Arvan Age: 56 Director since: 2019 Areas of expertise include: •Operations •Management •Marketing •Strategic Planning

Business experience:
Ms. Gervasi currently serves as a senior advisor and executive coach with My Next Season, a consulting company. From 2012 to 2020, she served as the chief human resources officer and later as an executive advisor to the CEO and board of directors of The Hartford Financial Services Group, Inc. (The Hartford), an insurance and investment company, where she also served as senior vice president of human resources from 2010 to 2012. Prior to joining The Hartford, Ms. Gervasi held a variety of human resource positions with General Electric and Saudi Basic Industries (SABIC), where she gained a strong foundation in managing global workforces.
Other qualifications:
Ms. Gervasi earned a bachelor’s degree in American Studies and Business from the University of St. Joseph, and she holds a Master of Business Administration in human resources from the Lally School of Management and Technology at Rensselaer Polytechnic Institute. Among other qualifications, Ms. Gervasi brings to the Board extensive leadership and human capital experience and a strong history of talent management.

Martha S. Gervasi Age: 60 Director since: May 24, 2021 Areas of expertise include: •Human resources/compensation •Mergers and acquisitions •International operations •Corporate governance •Succession planning

Business experience:
Mr. Graven is a co-founder and managing member of Triad Investment Company, LLC, a private investment company, since 1994. From 1990 to 1994, he served as president, chief operating officer and director of Steel Technologies, Inc., a former Nasdaq-listed steel processing company, where he also served in various positions including executive vice president, chief financial officer, vice president of finance and corporate controller, from 1979 to 1990.
Other directorships:
From 1993 to 2008, Mr. Graven was a director of Performance Food Group Company (NYSE, formerly Nasdaq: PFGC), a foodservice distribution company, serving on its audit, compensation and corporate governance committees. From 1981 to 1994, he served as a director of Steel Technologies, Inc. and from 1988 to 1994 as a director of Processing Technologies, Inc., a joint venture of LTV Steel, Mitsui Steel Development Company and Steel Technologies, Inc.
Other qualifications:
Mr. Graven received a Bachelor of Science from Murray State University and is a certified public accountant. Among other qualifications, Mr. Graven brings to the Board broad leadership and corporate governance experience as well as comprehensive experience in financial and risk management matters.

Timothy M. Graven Age: 70 Director since: 2015 Areas of expertise include: •Finance •Management •Compensation •Corporate governance •Audit

Business experience:
From 2017 to 2019, Mrs. Oler served as senior vice president/president, North American sales and service of W.W. Grainger, Inc. (Grainger), a distributor of maintenance, repair and operating supplies used by businesses and institutions, gaining strong expertise in business turnarounds and leading transformational initiatives, including a Canadian business turnaround, sales end market segmentation and new pricing models. She joined Grainger as regional sales vice president in 2002 and held several roles with increasing responsibility. Prior to joining Grainger, Mrs. Oler gained extensive sales and leadership experience with Alliant FoodService, Inc. from 1996 to 2002, Kraft Foods from 1986 to 1996 and I. Feldman & Company from 1973 to 1986.
Other directorships:
Mrs. Oler serves as a director of Horizon Global Corporation (NYSE: HZN), a leading manufacturer of branded towing and trailering equipment, and OMNIA Partners, a procurement and supply chain management company.
Other qualifications:
Mrs. Oler holds a Bachelor of Science from the University of Maryland. Among other qualifications, Mrs. Oler brings to the Board extensive leadership and general management experience, a strong history of strategic go-to-market and sales team development, a proven track record of driving revenue growth, and significant customer service experience.

Debra S. Oler Age: 67 Director since: 2018 Areas of expertise include: •Business development •Management •Turnarounds and business transformation •Marketing •Distribution knowledge

Business experience:
Mr. Perez de la Mesa served as our president and chief executive officer from 2001 until his retirement at the end of 2018; he served as our president and chief operating officer from 1999 to 2001. Prior to leading Pool Corporation, he gained extensive general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea-Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982.
Other directorships:
Mr. Perez de la Mesa serves as a director of Advanced Drainage Systems, Inc. (NYSE:WMS), a publicly traded manufacturer of pipe and related waterworks products in North America, and as a director of Morsco, the U.S. subsidiary of Reece, Ltd., an Australian publicly traded distributor of plumbing, HVAC and waterworks products. Mr. Perez de la Mesa also serves as a director for several private companies, and he currently is lead director of Imperial Dade, lead director of US LBM, and chairman of ORS Medco. From 2004 to 2018, he served as a director of ARC Document Solutions, a leading reprographics company.
Other qualifications:
Mr. Perez de la Mesa, Cuban-American, holds a Bachelor of Business Administration from Florida International University and a Master of Business Administration from St. John’s University. Among other qualifications, Mr. Perez de la Mesa brings to the Board extensive management experience, more than 20 years of industry knowledge, a broad strategic vision for the Company and a strong financial acumen.

Manuel J. Perez de la Mesa Age: 65 Director since: 2001 Vice Chairman since: 2019 Areas of expertise include: •Management •Strategic planning •International operations •Finance •Industry knowledge

Business experience:
Since 2000, Mr. Seymour has conducted personal investments in both public and private companies and provided business advisory services through HFS LLC, particularly in the area of strategic planning services for companies in a wide variety of industries. He previously served as executive vice president of Envoy Corporation, a publicly-traded provider of electronic data interchange and transaction processing services for the healthcare market, from 1997 to 1999 when it merged with Quintiles Transnational. Mr. Seymour has previous general, financial and operations management experience with Jefferson Capital Partners from 1996 to 1997, Trigon Blue Cross Blue Shield from 1994 to 1996, and First Financial Management Corporation from 1983 to 1994, serving from 1990 to 1994 as president and chief executive officer of its subsidiary, First Health Services Corporation, and previously as senior vice president, corporate development.
Other directorships:
Mr. Seymour served as a member of various private boards of directors, including the advisory board of Calvert Street Capital Partners, a private equity firm. He was previously a director of Envoy Corporation and chairman of ACI Worldwide, Inc. (Nasdaq: ACIW), a global provider of software for electronic payments and electronic commerce.
Other qualifications:
Mr. Seymour earned a Bachelor of Arts from the University of Missouri and a Master of Business Administration from Keller Graduate School of Management. Among other qualifications, Mr. Seymour brings to the Board senior leadership experience, information technology knowledge, strategic planning experience, and operating and acquisition expertise.

Harlan F. Seymour Age: 72 Director since: 2003 Areas of expertise include: •Strategic planning •Business development •Operations •Information technology •Finance

Business experience:
Since 2001, Mr. Sledd is the managing partner of Pinnacle Ventures, LLC, a venture capital firm, and Sledd Properties, LLC, an investment company. Mr. Sledd served as interim president and chief executive officer of Owens and Minor, Inc. (NYSE: OMI), a distributor of medical and surgical supplies, from November 2018 to March 2019. He previously served as chief executive officer of Performance Food Group Company (NYSE: PFGC) from 1987 to 2001 and from 2004 to 2006.
Other directorships:
Mr. Sledd is a director of Owens & Minor, Inc.; he is also a director of Universal Corporation (NYSE: UVV), a diversified agriculture business, and serves on its audit, finance and pension investment committees. Mr. Sledd was chairman of Performance Food Group from 1995 to 2008 and a director from 1987 to 2008.
Other qualifications:
Mr. Sledd graduated from the University of Tennessee with a Bachelor of Science in Business Administration. Among other qualifications, he brings to the Board executive leadership experience, including his past service as a chief executive officer of a public company, along with extensive strategic planning, brand marketing experience and financial expertise.

Robert C. Sledd Age: 69 Director since: 1996 Areas of expertise include: •Finance •Operations •Marketing •Business development •Strategic planning

Business experience:
From 1996 to 1999, Mr. Stokely served as president, chief executive officer and chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores, prior to its acquisition by SuperValu Inc.
Other directorships:
Mr. Stokely is a director of Malibu Boats, Inc., a manufacturer of performance sports boats, and serves on its audit committee and nominating and governance committee. He was previously a director of O’Charley’s Inc., a national restaurant chain, Nash Finch Company, a wholesale food distributor, Performance Food Group Company (NYSE: PFGC), Imperial Sugar Company and ACI Worldwide, Inc. (Nasdaq: ACIW).
Other qualifications:
Mr. Stokely holds a Bachelor of Arts from the University of Tennessee. Among other qualifications, he brings to the Board experience in providing strategic, financial and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Stokely’s previous experience as chief executive officer of Richfood Holdings, Inc. afforded him with significant acquisition experience.

John E. Stokely Age: 69 Director since: 2000 Lead independent director since: 2003 Chairman since: 2017 Areas of expertise include: •Finance •Management •Operations •Corporate governance •Distribution

Business experience:
Mr. Whalen served as the president and chief executive officer of the A.T. Cross Company (subsequently Costa Inc.) from 1999 to 2014, when the company was sold. A.T. Cross manufactured and marketed writing instruments and personal accessories under the Cross brand name and premium sunglasses under the Costa brand name. From 1991 to 1999, Mr. Whalen held various senior positions with Bausch & Lomb Inc., including corporate vice president, president Europe, Middle East, and Africa Division and president North America Ray-Ban Division. Earlier in his career, Mr. Whalen was vice president business development with G. Heileman Brewing Company and a consultant for Booz Allen Hamilton.
Other directorships:
Mr. Whalen serves as a director of Delta Apparel Inc. (NYSE: DLA), a diversified, branded apparel company, and is chairman of its compensation committee and a member of its audit committee. Mr. Whalen previously served as a director of Phoenix Footwear Group, Inc. and A.T. Cross Company.
Other qualifications:
Mr. Whalen graduated from Trinity College with a Bachelor of Arts with honors, and he received a Master of Business Administration from the University of Chicago. Among other qualifications, Mr. Whalen brings to the Board a background in developing and implementing operating strategies for global companies, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Whalen’s previous success engineering a major restructuring as well as identifying and integrating a number of acquisitions affords him with unique strategic and operational insight.

David G. Whalen Age: 64 Director since: 2015 Areas of expertise include: •Marketing •Finance •Mergers and acquisitions •International operations •Strategic planning

Corporate Governance

Corporate Governance Documents

Our internet address is www.poolcorp.com. Under our website’s “Investors” tab, you will find the following corporate governance documents available free of charge via hyperlink:

•Corporate Governance Guidelines;
•charters for the Audit, Compensation, Nominating and Corporate Governance, and Strategic Planning Committees;
•Code of Business Conduct and Ethics; and
•other relevant documents.

Board Matrix

The following matrix highlights specific experience, qualifications, attributes, skills and background information that the Nominating and Corporate Governance Committee considered for each director nominee. A particular director nominee may possess additional experience, qualifications, attributes or skills, even if they are not indicated below.

	Peter Arvan	Martha Gervasi	Timothy Graven	Debra Oler	Manuel Perez de la Mesa	Harlan Seymour	Robert Sledd	John Stokely	David Whalen
Knowledge, skills and experience:
Senior executive management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance/accounting	✓		✓		✓	✓	✓	✓	✓
Audit committee financial expert			✓				✓	✓	✓
Strategic planning/ business development	✓	✓	✓	✓	✓	✓	✓	✓	✓
Marketing	✓			✓			✓		✓
Mergers and acquisitions	✓	✓			✓	✓		✓	✓
Operational expertise	✓		✓	✓	✓	✓	✓	✓	✓
International operations	✓	✓			✓	✓			✓
Corporate governance/compliance		✓	✓		✓	✓		✓
Human resources/ executive compensation		✓	✓	✓	✓	✓	✓		✓
Information technology	✓		✓			✓
Distribution expertise	✓		✓	✓	✓		✓	✓

Director Independence

To be considered independent under the listing rules of Nasdaq, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment. The Board has determined that each of our current directors, other than Mr. Arvan, our president and chief executive officer, and Mr. Perez de la Mesa, our former president and chief executive officer, meets the definition of an independent director as defined by Nasdaq listing rules. The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.
Board Leadership Structure
The principal responsibility of the chief executive officer (CEO) is to operate and manage the Company. The principal responsibilities of the Board are to represent the Company’s stockholders and manage the operations of the Board and that of its committees.
Mr. Stokely currently serves as the Board’s chairman. His responsibilities in this capacity include the following:

▪assign tasks to the Board’s committees;
▪determine the appropriate schedule of Board meetings after consultation with our CEO and other Board members;
▪consult with our CEO and other Board members on the agenda of the Board;
▪assess the quality, quantity and timeliness of the flow of information from management to the Board;
▪direct the retention of consultants who report directly to the Board;
▪oversee compliance with and implementation of corporate governance policies;
▪coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors;
▪act as the Board’s principal intermediary with senior management between meetings;
▪assist the chairman of the Compensation Committee in his evaluation of our CEO’s performance; and
▪perform such other functions as the Board may direct.

Director Attendance at Meetings

Our Board held eight meetings in the 2021 fiscal year. As stated in our Corporate Governance Guidelines, we encourage and expect directors to attend Board meetings and meetings of the Board committees on which they serve. In the 2021 fiscal year, each of our directors attended 75% or more of the total number of Board meetings and meetings of the Board committees on which they served.

We expect our directors to attend the annual meeting of stockholders, just as we expect them to attend Board meetings. All of the directors in office at the time attended last year’s annual meeting.

Board’s Role in Risk Oversight and Assessment
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board to enhance our long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interests of our Company and our stockholders. In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board is responsible for oversight of our risk management programs, ensuring that an appropriate culture of risk management exists within the Company, and assisting management in addressing specific risks, such as strategic, financial, regulatory, cybersecurity, compensation and operational risks.

Our Board’s objective is to have systems and processes in place that bring material risks facing our Company to the Board’s attention and permit the Board to effectively oversee the management of these risks. As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, environmental, social and corporate governance (ESG) matters, insurance, information technology, and operations. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges and monitors the development and management of risks that may impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. Our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals and our Compensation Committee assesses risks related to compensation. Our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics and other legal and regulatory matters affecting our Company, including compliance policies. Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also assists our Board in reviewing our cybersecurity risk with management. Our director of internal audit reports to and regularly meets in executive session with our Audit Committee.

Environmental, Social and Governance (ESG)
We are committed to sustainable business practices, which include offering eco-friendly products to our customers, closely monitoring our sourcing activities, and being good stewards within the communities we serve. Currently, we are taking steps to trim our carbon footprint and to improve product choices that allow our customers to reduce their environmental impact. Further, we are installing more energy-efficient systems throughout our sales center network. We are continually striving to ensure success in our business while protecting resources for future generations. Our sustainability goals include the reduction of greenhouse gases and other harmful air emissions, water conservation, energy conservation, and carbon footprint minimization. We continue to improve the ways in which we handle, distribute, transport and dispose of all products, particularly the chemicals and fertilizers that we sell.

For more information on our ESG efforts, please read our 2021 Annual Report on Form 10-K or visit the Responsibility tab of our website at www.poolcorp.com.

Compensation-Related Risk
Our Compensation Committee assesses risks associated with our compensation policies and practices. We do not believe that our compensation policies or practices are reasonably likely to have a material adverse effect on our Company. While risk taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. For example:
▪our annual cash award programs are capped for all members of senior management, including our Named Executive Officers (NEOs);
▪our Share Ownership Guidelines require our NEOs to hold Company stock;
▪we maintain a clawback policy for executive compensation;
▪our Insider Trading Policy prohibits hedging, pledging or monetization transactions involving our stock (see section below titled “Anti-Hedging Policy”);
▪our long-term equity-based compensation cliff vests over a period of three to five years for all management recipients; and
▪restricted stock awards contain performance-based criteria in addition to the time-based vesting criteria discussed above.
Moreover, equity awards are granted annually, which means executives always have unvested awards that could significantly decrease in value if our business is not managed for the long term.
Access to Management and Employees
Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.
Communications with the Board
If you wish to communicate with the Board, you may send correspondence addressed to the full Board, a specific member of the Board or to a particular committee of the Board to 109 Northpark Boulevard, Covington, Louisiana 70433. Communications are distributed, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors. Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. As permitted by SEC and Nasdaq rules, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Anti-Hedging Policy
We do not believe that our directors, officers, employees or insiders should engage in short-term or speculative transactions involving our Common Stock. As such, our Insider Trading Policy prohibits directors, officers, employees and insiders from engaging in any of the following activities with respect to our Common Stock:

•trading in our Common Stock on a short-term basis - any Common Stock purchased in the open market must be held for a minimum of six months and ideally longer (such short-term trading by directors and executive officers is prohibited by law);
•sales of our Common Stock not owned or not delivered within 20 days of the sale, i.e. “short sales”;
•hedging or monetization transactions involving our Common Stock (including prepaid variable forward contracts, equity swaps, collars and contributing our Common Stock to an exchange fund in exchange for an interest in the fund); and
•the purchase or sale of publicly traded “equity” options in our Common Stock.
Board Committees
Board committees work on key issues in greater detail than would be possible at full Board meetings. The Board has appointed four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. The table below outlines the chairs and members of each committee along with the number of committee meetings held in 2021.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Martha Gervasi		✓		✓
Timothy Graven	Chair		✓
Debra Oler		✓		✓
Harlan Seymour		Chair	✓	Chair
Robert Sledd	✓	✓
John Stokely	✓		Chair
David Whalen	✓			✓
Meetings held in 2021	8	6	2	1
Each of these Board committees, which we briefly describe below, is comprised entirely of independent directors. The committee charters, which are posted on our website at www.poolcorp.com in the “Investors” section under the “Governance” link, contain descriptions that are more detailed.

Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to:
•management’s process for ensuring the integrity of our financial statements;
▪the independent registered public accounting firm’s qualifications and independence;
▪the performance of our internal audit function and independent registered public accounting firm;
▪information technology security and risk, including cyber security; and
▪management’s process for ensuring our compliance with legal and regulatory requirements.
The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and Nasdaq rules. The Board has further determined that the four members of the Audit Committee, Messrs. Graven, Sledd, Stokely and Whalen, are “audit committee financial experts” as defined in the SEC rules.
Compensation Committee
The Compensation Committee oversees our executive compensation programs and makes recommendations to our entire Board with respect to cash award plans for senior management, equity-based plans for all employees, and director compensation. The Compensation Committee has full and final authority in connection with the administration of our equity compensation plans and, in its sole discretion, may grant equity-based awards under such plans.
The Compensation Committee has the authority to engage the services of outside advisers, experts and others. Specifically, the Compensation Committee may periodically retain an independent compensation consultant to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives. In addition, when the Compensation Committee considers changes to specific compensation programs, they may use an outside consultant to review the design and suitability of that specific program.

All members of the Compensation Committee are independent as set forth in the applicable SEC and Nasdaq rules. For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:
•identifying qualified individuals to be considered for nomination to serve as directors;
▪recommending to the Board director nominees for election at the next annual meeting of stockholders;
▪assisting the Board in committee member selection;
▪evaluating the overall effectiveness of the Board and committees of the Board; and
▪reviewing and considering corporate governance practices.
The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership. Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates. For additional information, see “Stockholder Proposals and Board Nominations.”
Strategic Planning Committee
The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan and then reports and makes recommendations regarding our strategic plan to the full Board. Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy. Our strategic plan, which we update and review with the Board periodically, incorporates specific goals for growth and business development over the next three to five years.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Mr. Seymour, Ms. Gervasi, Mrs. Oler, and Mr. Sledd served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries. None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about our Executive Officers

The following table presents, as of March 15, 2022, certain information about our current executive officers. We expect that each of the officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
Peter D. Arvan (56)
President and Chief Executive Officer
▪President and Chief Executive Officer since 2019
▪Chief Operating Officer from August 2017 to January 2019
▪Executive Vice President from January 2017 to January 2019
▪Chief Executive Officer of Roofing Supply Group from 2013 to 2015
▪President of GE/SABIC Polymershapes from 2004 to 2013

Melanie M. Hart (49)
Vice President, Chief Financial Officer, Treasurer
▪Chief Financial Officer and Treasurer since August 2021
▪Vice President since February 2019
▪Chief Accounting Officer from 2008 to 2021
▪Corporate Controller from 2007 to 2021
▪Senior Director of Corporate Accounting from 2006 to 2007
▪Senior Manager at Ernst & Young LLP from 2001 to 2006

Jeffrey M. Clay (47)
President, Horizon Distributors, Inc.
▪President of Horizon Distributors, Inc. since 2020
▪Founder and President of Belltown Power Texas from 2016 to 2020
▪Vice President of Strategy & Corporate Development at Roofing Supply Group from 2012 to 2016

Jennifer M. Neil (48)	Vice President, Corporate Secretary, Chief Legal Officer ▪Vice President since 2018 ▪Corporate Secretary since 2005 ▪Chief Legal Officer since 2003
Kenneth G. St. Romain (59)	Group Vice President ▪Group Vice President since 2007 ▪General Manager from 2001 to 2007 ▪Regional Manager from 1987 to 2001

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth certain information regarding beneficial ownership of Common Stock by (i) each of our directors, (ii) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Unless otherwise noted below, all information is presented as of March 15, 2022. Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power. Our executive officers and directors are prohibited from pledging the Company’s Common Stock as collateral for a loan, including through the use of traditional margin accounts with a broker.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Directors
Peter Arvan	61,325		*
Martha Gervasi	200		*
Timothy Graven	5,716		*
Debra Oler	1,490		*
Manuel Perez de la Mesa	1,054,961	(2)	3%
Harlan Seymour	10,351		*
Robert Sledd	5,819	(3)	*
John Stokely	13,113		*
David Whalen	5,907		*
Named Executive Officers (4)
Melanie Hart	23,721	(5)	*
Jeffrey Clay	5,093		*
Jennifer Neil	9,832		*
Kenneth St. Romain	70,308		*
Mark Joslin	85,196	(6)	*

All executive officers and directors as a group (13 persons)	1,267,836	(7)	3%
Greater than 5% Beneficial Owners
BlackRock, Inc.	4,432,438	(8)	11%
The Vanguard Group, Inc.	4,411,856	(9)	11%
_______________
*    Less than one percent.

(1)Includes shares of unvested restricted stock for executive officers and directors as these shares convey the right to vote and receive dividends.
(2)Includes (i) 139,432 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2022; (ii) 6,000 shares beneficially owned by Mr. Perez de la Mesa’s wife; (iii) 320,995 shares held by a trust for which Mr. Perez de la Mesa serves as a trustee; and (iv) 527,882 shares held in five irrevocable trusts for the benefit of Mr. Perez de la Mesa’s adult children.
(3)Includes 2,300 shares beneficially owned by Mr. Sledd’s wife and 1,654 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2022.
(4)Information regarding shares beneficially owned by Mr. Arvan, our chief executive officer, appears above under the caption “Directors.”
(5)Includes 13,000 shares that Mrs. Hart has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2022.

(6)Mr. Joslin, who was an NEO during 2021, retired from his position effective August 9, 2021. Accordingly, Mr. Joslin’s shares are not included in the total holdings of our directors and executive officers as a group.
(7)Includes 154,086 shares that such persons have the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2022. Also includes 848,877 shares held in trusts and 8,300 shares held by family members of such persons.
(8)Based on the holder’s Schedule 13G/A filed with the SEC on January 27, 2022. BlackRock, Inc. has sole voting power over 4,049,361 shares and sole dispositive power with respect to all shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(9)Based on the holder’s Schedule 13G/A filed with the SEC on February 10, 2022. The Vanguard Group, Inc. (Vanguard) has shared voting power over 67,603 shares, sole dispositive power over 4,246,617 shares and shared dispositive power over 165,239 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EQUITY COMPENSATION PLAN INFORMATION

All of our existing equity compensation plans were approved by our stockholders. The following table provides information about shares of Common Stock that may be issued under our existing equity compensation plans as of December 31, 2021.

Plan description	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders:
2007 Long-Term Incentive Plan (2007 LTIP)	651,617	$123.98	4,109,524	(1)
Employee Stock Purchase Plan	—	—	68,173
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	651,617	$123.98	4,177,697
(1) Includes 933,872 shares that may be issued as restricted stock.

For a complete description of our equity compensation plans, see Note 6 in our 2021 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (the CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers (collectively, our Named Executive Officers or NEOs). This list includes our chief executive officer (CEO), our current and former chief financial officers (CFO) and our next three most highly-compensated executive officers as of December 31, 2021.

For fiscal 2021, our Named Executive Officers were:

▪Peter D. Arvan, President, Chief Executive Officer and Director;
▪Melanie M. Hart, Vice President, Chief Financial Officer and Treasurer;
▪Jeffrey M. Clay, President, Horizon Distributors;
▪Jennifer M. Neil, Vice President, Secretary and Chief Legal Officer;
▪Kenneth G. St. Romain, Group Vice President; and
▪Mark W. Joslin, former Senior Vice President, Chief Financial Officer and Treasurer.
In February 2021, Mr. Joslin informed the Board that he intended to retire as Senior Vice President and Chief Financial Officer but intended to remain in the position until later in 2021 in order to ensure a successful transition. Also in February 2021, the Board appointed Mrs. Hart to be Mr. Joslin’s successor. At that time, Mrs. Hart was serving as our Vice President, Corporate Controller and Chief Accounting Officer. Mr. Joslin retired from the position effective August 9, 2021.
In the discussion that follows, we will provide an Executive Summary of our actions and highlights from 2021. We next explain the principles that guide our Compensation Committee’s executive compensation decisions, our Compensation Philosophy and Objectives. We then describe the Compensation Committee’s Process of Setting Compensation, including any supporting role played by the NEOs themselves. Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each NEO in 2021.

Executive Summary
Our Company is the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products and is one of the leading distributors of irrigation and landscape products in the United States. At December 31, 2021, we operated 410 sales center locations worldwide, from which our approximately 5,500 employees served roughly 120,000 wholesale customers. For more information about our business, please see Item 1, “Business,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Overview of Fiscal 2021
The unprecedented demand we experienced beginning in the second quarter of 2020 continued through 2021 as families spent more time at home and sought ways to create and expand outdoor living and entertainment spaces. These trends drove an increase in new pool construction and greater expenditures for maintenance and remodeling products. Our employees rose to the occasion, successfully serving our customers in an environment marked by a sharp rise in demand coupled with historic supply chain disruptions. Their efforts yielded remarkable results, including the achievement of a significant milestone in our company’s history. In 2021, we surpassed $5.0 billion in annual net sales, including $1.0 billion of sales in our seasonally slowest fourth quarter. Our employees accomplished these results while remaining focused on protecting the health and well-being of our customers and the safety of our entire team. Our financial accomplishments for fiscal 2021 included the following:
▪record annual sales of $5.3 billion, up 35% over 2020;
▪record operating income of $832.8 million, up 79% over 2020;
▪record operating margin of 15.7%, a 390 basis point increase over 2020; and
▪record 2021 diluted EPS of $15.97, an increase of 78% over 2020, including tax-related benefits of $0.74 per share in 2021 and $0.70 per share in 2020.
Net sales increased 35% compared to 2020, with 29% of this increase from base business sales growth. Strong consumer demand for outdoor living products drove our sales growth, which also benefited from inflation and warmer weather trends across most of the United States. Gross profit reached $1.6 billion for the year ended December 31, 2021, a 43% increase over 2020. Gross margin improved 180 basis points to 30.5%, reflecting benefits from actions we took to address inflation and manage supply chain disruptions along with favorable impacts realized from increased purchase volumes. As a result of strong revenue growth coupled with diligent expense control, operating expenses as a percentage of net sales improved 210 basis points year over year, contributing to the 390 basis point expansion in our operating margin.

Return to Stockholders

We have delivered consistent positive returns to our stockholders over time, and in 2021 we continued our long history of increasing dividends and conducting share repurchases. Total shareholder return, which is the appreciation in our stock price plus dividends per share, rose 53% during the year, and we returned $257.6 million of cash to shareholders through share repurchases and dividends.
2021 Executive Compensation Program Highlights

▪Our executive compensation program is designed and implemented by the Compensation Committee, which strives to incorporate compensation best practices into our program design. The following summary highlights our commitment to executive compensation practices that align the interests of our executives and stockholders:

	What we do:		What we don’t do:

✓	Our executive pay is predominantly performance-based and not guaranteed.	✗	We do not provide excessive perquisites to our executives.
✓	All of our variable compensation plans have caps on plan formulas.	✗	Directors and NEOs are prohibited from pledging and hedging their shares of company stock.
✓	Our equity plans contain “double trigger” change of control vesting provisions.	✗	Our equity plans prohibit the repricing of underwater stock options.
✓	We benchmark pay relative to the market and review our peer group annually.	✗	We do not provide any change of control cash payments to our executive officers.
✓	We maintain share ownership guidelines.	✗	We do not have any related party transactions with our executive officers.
✓	We maintain executive compensation clawback provisions.
✓	The Compensation Committee, like all of our Board committees, is comprised solely of independent directors.
✓	Our Compensation Committee periodically retains its own independent compensation consultant.
✓	Restricted stock awards include performance-based vesting criteria.

▪A majority of each NEO’s target compensation has been and continues to be at-risk. The charts below show the 2021 plan design, or target, compensation mix by component:

▪Consistent with its long-standing policy of placing greater emphasis on performance-based components of compensation, in February 2021, the Compensation Committee approved 2021 base salaries for our NEOs that remained well below the market medians. The Compensation Committee approved salary increases for the NEOs ranging from 2.2% to 25.0%, in each case considering market pay for comparable positions as well as increasing responsibilities within their roles. Mrs. Hart received the greatest increase, 25.0%, in connection with her appointment to the role of CFO.
▪The Compensation Committee approved an annual cash performance opportunity for each NEO, with 2021 plan design targeted at 100% of base salary for Mr. Arvan and 75% of base salary for each of the other NEOs. Each NEO earned a maximum payout under the 2021 annual cash performance awards, which was 200% of base salary for Mr. Arvan and 150% of base salary for each of our other NEOs.
▪The Compensation Committee continued to emphasize the importance of our long-term growth by providing substantial pay-for-performance compensation opportunities through our Strategic Plan Incentive Program (SPIP), a medium-term cash award plan, and through the issuance of equity awards under our Amended and Restated 2007 Long-Term Incentive Plan (2007 LTIP).
▪In response to significant changes in market conditions resulting from the pandemic and a corresponding sharp rise in our baseline EPS for the 2021 SPIP grant, the Compensation Committee amended the plan and changed the three‑year diluted EPS compound annual growth rate (CAGR) for the minimum payout under the SPIP to 5% (previously 10%) and to 10% (previously 15%) for the target payout. The EPS CAGR for the maximum payout remained 20%, consistent with our historical grants. The Committee believes this change was necessary to deliver a meaningful incentive to our executives while continuing to maintain the plan’s rigor. Under the 2021 SPIP grant, which is based on the diluted EPS growth in the three-year performance period from 2021 to 2023, adjusted diluted EPS at December 31, 2020 of $8.42 serves as the baseline for the performance period.

Cash payments to our NEOs under the SPIP for the performance period ended December 31, 2021, were 200% of base salary, which is the maximum possible attainment under the program, except for Mr. Clay, whose amount was pro-rated based on his hire date in March 2020. These SPIP payments were based upon an adjusted diluted EPS CAGR of 42.4% for the three-year performance period.
▪The Compensation Committee determined the 2021 equity grants for all NEOs based on total compensation targets approximating the peer group median for total compensation. Grants of restricted stock awards to our NEOs contain a performance-based vesting criterion (return on invested capital).
Results Compared to Peers
When designing total compensation for our executives, the Compensation Committee aims to target or approximate the peer group median total compensation (sometimes referred to as “compensation by design”), but ultimately our executives’ total compensation varies depending on our performance. Our peer group is comprised of public companies primarily engaged in wholesale distribution and of similar size based on both revenues and market capitalization. See “Process of Setting Compensation - Benchmarking and Establishment of Peer Group” for further information on our peer group.

The table below presents compound annual growth rates (CAGR) for our EPS and stock price performance as well as our total stockholder return (TSR) performance compared to our peer group median as of December 31, 2021. In addition to our peer group, we believe it is helpful to measure our performance against the S&P 500 Index, of which we have been a member since 2020, because (a) it is comprised of similar-sized public companies that represent the most likely alternative investments for investors and (b) we have no direct public company peers given the niche nature of our industry. Given that our compensation philosophy stresses the long-term growth of stockholder value, we believe that longer-term performance data provides the most appropriate comparisons.

	Pool Corporation
	Adjusted(1) Diluted EPS CAGR	Stock Price CAGR	TSR CAGR	Peer Group Median TSR(2) CAGR	S&P 500 Index CAGR(3)
1-year	80.3%	51.9%	52.7%	41.5%	26.9%
3-year	42.4%	56.2%	56.8%	25.5%	23.9%
5-year	34.3%	40.2%	40.8%	14.2%	16.3%
10-year	26.0%	34.1%	34.4%	12.5%	14.3%
(1)The adjusted diluted EPS CAGR amounts are based on adjusted diluted 2021 EPS of $15.18, which excludes a $0.74 benefit from the impact of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), and a $0.05 benefit from the recovery of a previously impaired note.
The 1-year diluted EPS CAGR is also based on adjusted 2020 diluted EPS of $8.42, which excludes a $0.70 benefit from the impact of ASU 2016-09 and the impact of a non-cash goodwill and other asset impairment charge of $0.15.
The 3-year diluted EPS CAGR is also based on adjusted 2018 diluted EPS of $5.26, which excludes a $0.36 benefit from the impact of ASU 2016-09.
The 5-year diluted EPS CAGR is also based on adjusted 2016 diluted EPS of $3.48, which excludes a $0.01 impact of a non-cash goodwill impairment charge.
The 10-year diluted EPS CAGR is also based on adjusted 2011 diluted EPS of $1.50, which excludes a $0.03 impact of a non-cash goodwill impairment charge.
(2)We calculated TSR based on changes in the market price of each company’s common stock plus dividends paid during the respective periods, if applicable, using information from company financial statements and various financial websites including www.nasdaq.com. In calculating TSR, we used stock-split adjusted amounts for both historical market prices and dividends paid.
(3)As reported by Nasdaq.

As reflected in the table below, 2021 total target compensation for our NEOs as a group was largely in-line with the peer group median. Actual compensation for our NEOs was 20% higher than the peer group median given our exceptional results compared to the peer group, as noted in the table above. See “Process of Setting Compensation - Benchmarking and Establishment of Peer Group”
for more information regarding our peer group.

Total Compensation Above (Below) Peer Group Medians(1)
Position	2021 Actual	2021 Plan Design
CEO	11%	(9)%
All Other NEOs	38%	3%
All NEOs	20%	(7)%
(1)Our Compensation Committee set our compensation plan design for fiscal 2021 in February 2021. At that time, peer group compensation data for 2020 was not available. Therefore, the peer group median amounts used for comparison in the above table were calculated primarily using 2019 compensation data.
We have reviewed our existing programs and considered current market and competitive conditions along with our overall compensation objectives and philosophy. We believe that the total compensation program for our executives is appropriately focused on enhancing company performance and increasing value for stockholders. We believe that a significant part of our executives’ pay is properly linked to stockholder value through our long-term equity awards and incentive cash performance plans.
Results of 2021 Say-on-Pay Vote
At our 2021 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation by a vote of 98.6% of the votes cast (excluding broker non-votes). Because our Compensation Committee usually establishes NEO compensation in February of each year, the results of the 2021 say-on-pay vote were not taken into consideration in setting the 2021 executive officer compensation. However, the Compensation Committee did consider the strong stockholder support we received on the 2020 say-on-pay vote, which was approved by 99.6% of the votes cast (excluding broker non-votes).
The Board and our Compensation Committee appreciate and value the views of our stockholders. We were pleased with this significant vote of confidence in our pay practices, and we continue to believe that our general approach to and design of executive compensation properly align the interests of our stockholders and our performance. Going forward, the Compensation Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.

Compensation Philosophy and Objectives
Our employees are our most important asset. The Compensation Committee and management have designed compensation programs intended to create a performance culture. The primary objectives of our compensation program are to attract, motivate, reward and retain talented executives who are critical to our success. We believe that compensation must be firmly linked to continuous improvements in company performance and sustained increases in stockholder value. We design NEO compensation so that a substantial portion is at-risk based on performance, and the majority of the at-risk compensation opportunity is predicated on medium- and long-term rather than short-term results. We strive to develop our executives’ capabilities and reward superior long-term returns for our stockholders, while assuring that our programs do not lead to unnecessary risk taking.
Our executive compensation philosophy applies to all employees, with increasingly greater proportions of total compensation being at-risk as an employee’s responsibility increases. While we place great value on long-term performance and the corresponding improvement in stockholder value, we seek to balance the relationship between total stockholder return and short-term and long-term compensation in order to complement our annual and long-term business objectives.
In pursuing these objectives, we seek to design and maintain a program that will accomplish the following:
•align total compensation by design to the median total compensation of our peer group;
•align compensation with our performance in achieving financial and non-financial objectives;
•tie compensation to individual and group performance;
•closely align incentive compensation with stockholders’ interests; and
•promote equity ownership by executives through long-term performance compensation.

While we have not established specific target percentages of total compensation for short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity. Under our program, our performance impacts both short-term and long-term compensation; superior performance will result in additional compensation through our annual cash performance program and medium-term SPIP as well as increased value of our equity grants over the long term.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation for each executive and for sustained long-term growth to result in the greatest compensation opportunities.

Process of Setting Compensation

Our Compensation Committee is responsible for the oversight of our executive compensation. The Compensation Committee approves compensation plans for senior management and equity-based plans for all employees. In its evaluation of executive compensation, the Compensation Committee considers many factors, including the Company’s overall performance; each individual executive’s role and responsibilities, performance, tenure and experience; and peer group performance.

The Compensation Committee normally meets in February of each year to set executive compensation plans for that fiscal year. To do this, it uses the most current data available for peer group compensation, although this data is generally a year or more old.

Role of Management

The Compensation Committee also relies on data, analysis and recommendations from our CEO. While the CEO provides recommendations with respect to potential senior management compensation and the Compensation Committee reviews such recommendations, the Compensation Committee ultimately uses its collective judgment to determine senior management compensation. The CEO does not provide recommendations for his own compensation; the Compensation Committee independently determines and approves his compensation. Although the CEO attends Compensation Committee meetings at which executive compensation matters are considered, he is not present when the Compensation Committee deliberates or votes on his compensation. Our Company’s management also assists the Compensation Committee with developing the peer group analysis each year.

Role of Compensation Consultant

Our Compensation Committee periodically engages an independent compensation consultant to review and comment on executive and director compensation. In 2019, in an effort to continue to ensure that our executive compensation program properly aligns with the interests of our stockholders and remains comparable with the market, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to review our 2019 executive and non-employee director compensation program as well as our peer group composition. Based on Pearl Meyer’s findings, the Compensation Committee continues to believe that this structure and mix of pay elements successfully promotes our compensation objectives and philosophy, and accordingly, retained this structure in 2020 and 2021.

Benchmarking and Establishment of Peer Group

As noted above, we believe that total target compensation for our NEOs should be closely aligned to the median total compensation of our peer group. We establish compensation targets for each executive position in the aggregate and by component based on a design that we believe will best achieve our strategic and financial objectives. The Compensation Committee compares our primary compensation components – base salary, annual cash incentive, SPIP and equity awards – individually and in the aggregate to the compensation of the most highly compensated executive officers of our “peer group” companies (the peer group is sometimes referred to as the “market”). These comparisons are based on compensation information published in the annual proxy statements of the peer group companies, except for the value of stock options. Rather than use the estimated grant date fair values as reported in the proxy statements, we estimate stock option values by multiplying the number of stock options awarded by 40% of the stock’s closing price on the grant date (assuming this price equals the exercise price). We believe this adjustment makes the estimated compensation amounts for stock options more comparable between companies by eliminating potential differences related to fair value assumptions for expected term, volatility and dividend yield.

The Compensation Committee reviews management’s evaluation of potential peer companies, approves the annual peer group and also reviews the annual executive compensation analysis that is prepared by management and, in some years, by the compensation consultant. In developing our peer group, we evaluate the following criteria:

▪organizational structure (public companies);
▪type of business (primarily wholesale distribution);
▪company size (based on revenue and market capitalization); and
▪peer group size (number of peer companies).

In performing our evaluation, we focus on public companies that we believe would provide a comparable cross-industry subset of distributors. While we evaluate companies that may have some manufacturing or retail operations, we generally exclude companies from consideration if the majority of the business is not wholesale distribution. Since our Global Industry Classification Standard (GICS) industry group (2520 - Consumer Durables & Apparel) is broad and our GICS industry (252020 - Leisure Equipment & Products) would not provide an adequate peer group size, we believe that using a cross-industry subset of wholesale distributors for our peer group provides a more meaningful executive compensation benchmarking analysis than using companies based on one of our industry sectors.

The Compensation Committee reviewed our 2020 peer group and made the following changes for 2021:
•removed four companies whose market capitalization fell well below the bottom of our criteria range (Foundation Building Materials, Inc., MRC Global Inc., NOW Inc., and Sally Beauty Holdings, Inc.);
•removed WESCO International, Inc. after they completed a merger placing their annual sales outside of our criteria range; and
•added Henry Schein, Inc., Resideo Technologies, Inc. and Univar Solutions Inc., all of which are distribution companies with revenue and market capitalization within our criteria ranges.
Accordingly, our 2021 peer group consisted of the following 15 companies:

⋅Applied Industrial Technologies, Inc.	⋅GMS Inc.	⋅Resideo Technologies, Inc.
⋅Beacon Roofing Supply, Inc.	⋅HD Supply Holdings, Inc.	⋅SiteOne Landscape Supply, Inc.
⋅BMC Stock Holdings, Inc.	⋅Henry Schein, Inc.	⋅Univar Solutions Inc.
⋅Builders FirstSource, Inc.	⋅MSC Industrial Direct Co., Inc.	⋅UFP Industries, Inc.
⋅Fastenal Company	⋅Patterson Companies, Inc.	⋅Watsco, Inc.

The table below presents our revenue and market capitalization compared to the median of our 2021 peer group (based on data available in the fall of 2020 when the 2021 peer group was established).

(in millions)	Revenue	Market capitalization
POOL(1)	$3,200	$13,579
Peer group median(2)	4,988	3,576
(1)POOL’s revenue reflects our most recent annual net sales (fiscal year 2019) at the time of our analysis, and our market capitalization is as of October 8, 2020. For reference, our 2020 revenue was $3.9 billion, and our 2021 revenue was $5.3 billion.
(2)The peer group median revenue represents the median annual net sales based on annual public filings available as of October 2020; the peer group median market capitalization is as of October 8, 2020.
The Compensation Committee reviews each component of our NEOs’ compensation compared to the peer group. However, the Compensation Committee ultimately focuses on whether total compensation by design aligns closely with the peer group median total compensation. While we compare our CEO position to the CEO positions for our peer group, we compare our other NEOs to the peer group in the aggregate as opposed to by position because we believe it affords a better comparison overall as the positions and responsibilities for this group vary from company to company.
Market medians and the ranges around them represent only beginning reference points. The Compensation Committee also uses its subjective judgment to set compensation, incorporating factors such as individual performance and skills, long-term potential, experience in the position and retention considerations. The Compensation Committee also reviews the total annual compensation that each executive could potentially receive and, for perspective, reviews the previous year’s total compensation for each executive.

The Compensation Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management. The Compensation Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company, and that our core compensation program as currently designed (base salary, annual cash incentive, SPIP and equity awards) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment. The Compensation Committee continues to believe that the design of our compensation program reflects a greater weighting to performance-based and at-risk compensation than the peer group median, as evidenced by the comparisons of our compensation components to the related peer group median amounts (see tables included in the “Components of Compensation” section below). Provided that our performance meets or exceeds expectations in future years, the Compensation Committee expects our NEOs will realize total compensation comparable or superior to the peer group median over time.

Components of Compensation
Our annual executive compensation program is relatively simple in format and includes four primary components:

Compensation Component	Key Characteristics	Purpose
Base salary	Conservative level of fixed cash compensation based on responsibility and experience	Provide a fixed, baseline level of cash compensation
Annual cash incentive (annual bonus)	Annual cash payment tied to performance during the fiscal year relative to pre-established performance goals	Reward for achieving our annual financial and business goals
Strategic Plan Incentive Program (SPIP)	Medium-term cash performance opportunity	Provide a three-year, performance-based award subject to the achievement of specified earnings objectives, signifying achievement of strategic initiatives
Long-term equity awards	Variable compensation comprised of performance-based restricted stock awards, stock options or a combination of the two	Align executive performance with stockholder interests and long-term goals
As discussed in “Compensation Philosophy and Objectives” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation. As a result, their compensation will be more significantly impacted, both positively and negatively, by our financial performance and stockholder return. Because of this correlation, the Compensation Committee believes our executives have a greater percentage of their compensation at-risk than the executives in our peer group. We discuss each compensation component in more detail below.
Base Salary
(Summary Compensation Table, Column 3)
Base salaries provide a fixed element of compensation and help achieve the objectives outlined above by attracting and retaining strong talent. Our plan design is for total executive compensation to be at the peer group’s median total compensation, assuming comparable performance levels. However, because of our emphasis on performance-based elements of compensation, base salaries for our NEOs have historically been substantially below market as compared to our peers.
We review salaries annually and may make adjustments in response to general changes in market pay for executive talent, changes in responsibility for individual NEOs and, to a lesser extent, the individual’s job performance over time. We generally do not provide our NEOs with automatic annual salary increases or other cost of living adjustments.
The 2021 base salary levels for our NEOs continued to remain low by design as compared to our peer group. The table below presents the percentage by which our NEOs’ 2021 base salaries are below the peer group median base salary amounts.

Base Salary (Below) Peer Group Medians (1)
Position	2021 Actual
CEO	(35)%
All Other NEOs	(34)%
All NEOs	(36)%
(1)Our Compensation Committee set our compensation plan design for fiscal 2021 in February 2021. At that time, peer group compensation data for 2020 was not available. Therefore, the peer group median amounts used for comparison in the above table were calculated primarily using 2019 compensation data.

In February 2021, the Compensation Committee increased executive officer salaries to the following amounts:

Name	Salary	Increase
Peter Arvan	$525,000	5.0%
Melanie Hart	250,000	25.0%
Jeffrey Clay	280,000	7.7%
Jennifer Neil	270,000	8.0%
Kenneth St. Romain	335,000	3.1%
Mark Joslin	325,000	2.2%
The average salary increase for the NEOs was 8.5%. Mrs. Hart received the greatest percentage increase, 25.0%, in connection with her appointment as CFO. Even with these increases, our NEOs’ 2021 base salaries as a group were 36% below the peer group median, as shown in the table above.
Annual Incentive Plan
(Summary Compensation Table, Column 5)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash incentive award (annual bonus) to focus executive behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. We offer our executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Early each year, the Compensation Committee evaluates the prior year’s performance against the target goals and then approves annual bonus payments for that year and reviews and approves goals for each NEO for the current year. Annual bonus payments, if any, are normally made in late February or early March after the end of the performance period in which the bonuses were earned.

Under our Pool Corporation Executive Officer Annual Incentive Plan (the AIP), the Compensation Committee has the discretion to structure the annual bonus program as it deems appropriate, including designing an “umbrella plan” under which one or more performance goals are established to fund a pool from which individual awards, which may be subject to additional performance criteria, are then made.

2021 Plan Design

In February 2021, the Compensation Committee established the performance metrics applicable to awards under the AIP for 2021 and the maximum bonus payable to each NEO under the AIP. Similar to our 2020 plan, our Compensation Committee included return on invested capital (ROIC) as a threshold performance metric, which must be achieved in order for any payments to be made under the AIP. Under this plan design, if the Company achieved ROIC of 10% or higher for fiscal year 2021, a bonus pool would be funded to satisfy annual bonus payments to all of our executive officers. The Compensation Committee then set individual bonus metrics (described below) to determine the amounts awarded to each of our NEOs.

Our ROIC calculation numerator is net income before after-tax interest and other non-operating expenses, net, and the denominator is the sum of total long-term debt (including the current portion) and stockholders’ equity at fiscal year end. Calculated in this way, our ROIC for the year ended December 31, 2021 was 29.2%. Because our 2021 ROIC was greater than 10%, the bonus pool for 2021 under the AIP was funded.

For 2021, our NEOs’ annual bonus targets were based on the following two objective performance criteria categories:

▪specific financial measures (operating income and operational cash flow); and
▪specific business objectives tailored to each NEO’s area of responsibility.

The metrics for all NEOs are designed to be challenging and encourage improvement over the status quo. For 2021, the Compensation Committee used operating income as the primary performance financial metric for annual bonuses, as set forth in the table below. The Compensation Committee may authorize adjustments to operating income as specified by our compensation plans. We believe operating income is a strong indicator of medium-term and long-term stockholder value as it has had a strong long-term correlation with our stock price over time, it is performance-based, and its use in our cash award plans supports our business goal of providing a superior return to our stockholders. Further, operating income is not impacted by tax benefits related to share-based compensation expense or changes to federal tax rates. The Compensation Committee has evaluated whether our reliance on operating income creates unnecessary risk and does not believe that it does. The annual bonus plans for our CEO, CFOs and Group Vice President also include operational cash flow as a financial metric. As explained in more detail below, the Compensation Committee authorized the use of adjusted net cash provided by operations in order to determine the achievement of this metric.

Under the annual bonus program, Mr. Arvan had the opportunity to earn up to 200% of his base salary (with a plan design of 100% of base salary), and the other NEOs each had the opportunity to earn up to 150% of their base salary (with a plan design of 75% of base salary). The table below details compensation opportunities available to each of our NEOs under various 2021 performance scenarios.

Annual Cash Performance Opportunity
(expressed as a percentage of base salary)

	Adjusted Operating Income(1)						Operational Cash Flow(2)					Other Specific Business Objectives(3)	Maximum Opportunity
	$451.8	$478.4	$505.0	$531.6	$544.9	$560.8	80%	90%	100%	110%
Mr. Arvan	15.0%	30%	45.0%	60%	100%	140%	—%	10.0%	20.0%	30.0%		30.0%	200%
Mrs. Hart	12.5%	25%	37.5%	50%	75%	100%	—%	6.3%	12.5%	12.5%		37.5%	150%
Mr. Clay	10.0%	20%	30.0%	40%	60%	80%	N/A	N/A	N/A	N/A	15%	70.0%	150%
Ms. Neil	12.5%	25%	37.5%	50%	75%	100%	N/A	N/A	N/A	N/A		50.0%	150%
Mr. St. Romain	10.0%	20%	30.0%	40%	60%	80%	—%	5.0%	10.0%	10.0%		60.0%	150%
Mr. Joslin	12.5%	25%	37.5%	50%	75%	100%	—%	5.0%	10.0%	10.0%		40.0%	150%

(1)Based on our potential operating income (in millions) for the year ended December 31, 2021. The cash award earned is prorated based on operating income between the specified targets.
(2)Based on our adjusted net cash provided by operating activities as a percentage of net income for the year ended December 31, 2021. Mrs. Hart and Messrs. St. Romain and Joslin have the opportunity to earn an additional 5% of base salary for operational cash flow between 100% and 110%, except that their overall bonus may not exceed 150% of base salary. The cash award earned is prorated based on adjusted cash provided by operating activities as a percentage of net income between 80% and 110% for Mr. Arvan and between 80% and 100% for Mrs. Hart and Messrs. St. Romain and Joslin.
(3)Each executive’s respective business objectives reflects operational improvements related to his or her specific responsibilities, as described below.
The table below presents the annual bonus earned by each NEO for 2021 under the AIP. We believe the 2021 actual annual bonus payouts reflect our strong performance in 2021, including 79% operating income growth and a 52.7% one-year total stockholder return. These payouts also reflect the variability of our annual cash award based on performance, which is by design given that our NEOs’ base salaries are significantly below our peer group median base salary amounts. In 2021, each of our NEOs earned the maximum award available under the AIP.
When the Compensation Committee set the NEOs’ objectives for 2021, the supply chain disruptions that defined much of 2021 had not yet fully emerged. Our management team took swift action to procure product and stock our warehouses, allowing us to continue to serve our customers during a time of robust demand. These actions drove record-shattering results, including exceeding $5.0 billion of net sales and realizing operating profit nearly 50% higher than the top end of the operating income performance objective, normally considered a “stretch” goal for our executives. While these significant inventory purchases negatively impacted operational cash flow, stocking our warehouses was key to maintaining a high level of customer service and driving strong shareholder returns in 2021. In consideration of the strategic response to the supply chain disruption, the Compensation Committee approved an adjustment to operating cash flows to exclude the impact of the significant inventory purchases we made to address the immediate needs in 2021 and ensure that our sales centers are well prepared for 2022.

			Components as a % of Base Salary
	Annual Bonus Earned	Bonus as a Percentage of Base Salary	Operating Income(1)	Operational Cash Flow(2)	Other Specific Business Objectives(3)
Mr. Arvan	$1,050,000	200.0%	140.0%	30.0%	30.0%
Mrs. Hart	375,000	150.0%	100.0%	12.5%	37.5%
Mr. Clay	420,000	150.0%	80.0%	N/A	70.0%
Ms. Neil	405,000	150.0%	100.0%	N/A	50.0%
Mr. St. Romain	502,500	150.0%	80.0%	10.0%	60.0%
Mr. Joslin	487,500	150.0%	100.0%	10.0%	40.0%

(1)We achieved operating income of $832.8 million for the year ended December 31, 2021.
(2)Net cash provided by operations was 48% of net income for the year ended December 31, 2021. For the purpose of determining the achievement of the operational cash flow measure, the Compensation Committee authorized the use of adjusted net cash provided by operations, which included the reversal of adjustments made in 2020. Adjusted cash provided by operations also excludes the benefit of deferred taxes as allowed under Hurricane Ida tax relief and, as discussed more fully above, the impact of significant inventory purchases we made during the year. Adjusted net cash provided by operations for the year ended December 31, 2021 was 112% of net income.
(3)Each of the NEO’s respective business objectives reflects our focus on continued growth and improvement in execution over our past performance. In each case, these objectives represent stretch goals that each executive may or may not be able to achieve. The table below describes each NEO’s other specific business objectives, the bonus opportunity as a percentage of base salary for each and the payout level achieved as a percentage of base salary for each.

Other Specific Business Objectives by NEO
Objective	Opportunity	Achievement
Mr. Arvan
▪ return on invested capital	10.0%	10.0%
▪ organizational planning and development	10.0%	10.0%
▪ specific tactical goals	10.0%	10.0%
	30.0%	30.0%

Mrs. Hart
▪ successful transition into CFO role	12.5%	12.5%
▪ leadership and team development	25.0%	25.0%
	37.5%	37.5%

Mr. Clay
▪ group profit	50.0%	50.0%
▪ network expansion	5.0%	5.0%
▪ gross margin	5.0%	5.0%
▪ strategic projects	5.0%	5.0%
▪ leadership and team development	5.0%	5.0%
	70.0%	70.0%

Ms. Neil
▪ business development and organizational support	25.0%	25.0%
▪ corporate governance and compliance	10.0%	10.0%
▪ litigation management	10.0%	10.0%
▪ safety and workplace training	5.0%	5.0%
	50.0%	50.0%

Mr. St. Romain
▪ group profit	40.0%	40.0%
▪ improve customer experience	5.0%	5.0%
▪ operating margin	10.0%	10.0%
▪ organizational vitality improvement	5.0%	5.0%
	60.0%	60.0%

Mr. Joslin
▪ strategic projects	20.0%	20.0%
▪ expense management and profitability improvement	15.0%	15.0%
▪ credit and collections initiatives	5.0%	5.0%
	40.0%	40.0%

The table below presents a comparison of our NEOs’ annual cash award amounts (2021 actual and 2021 plan design) to the peer group median annual cash award amounts, which reflect 2019 or 2020 annual cash awards based on publicly available information as of February 2021 when the Compensation Committee set our 2021 compensation. The actual cash awards for our NEOs were 36% higher than the peer group median given our exceptional results compared to the peer group, including our one-year TSR of 52.7% compared to the peer group median TSR of 41.5%.

Annual Cash Award Above (Below) Peer Group Medians
Position	2021 Actual	2021 Plan Design
CEO	37%	(32)%
All Other NEOs	43%	(28)%
All NEOs	36%	(32)%

Medium-Term Cash Award
(Summary Compensation Table, Column 5)
(Grants of Plan-Based Awards, Columns 3-4)

The Compensation Committee adopted the SPIP to provide senior management with an additional performance-based award contingent upon the achievement of specified earnings objectives.  The SPIP is a cash-based, pay-for-performance award program that links our medium-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual bonus program and the longer-term value creation potential provided by equity awards. Since the SPIP ties a large percentage of total potential compensation directly to our business results, the Compensation Committee believes this program underscores our pay-for-performance philosophy and helps focus executive attention on longer-term strategic goals.

Payouts through the SPIP are based on the three-year compound annual growth rate (CAGR) of our diluted EPS. We believe EPS growth is one of the metrics that has shown a strong correlation with our stock price growth over the long term. The Compensation Committee believes that while the SPIP targets are aggressive, they are reasonable and provide both a fair reward and strong upside potential for our executives.

Under the terms of the SPIP, our NEOs are eligible to earn a maximum cash award of up to 200% of their base salary, with targets based on a three-year EPS CAGR. For the 2021 SPIP grant, in response to significant changes in market conditions resulting from the pandemic and a corresponding sharp rise in our baseline EPS, the Compensation Committee amended the plan and changed the three‑year diluted EPS CAGR for the minimum payout under the SPIP to 5% (previously 10%) and to 10% (previously 15%) for the target payout. The EPS CAGR for the maximum payout remained 20%, consistent with our historical grants. The Committee believes this change was necessary to deliver a meaningful incentive to our executives while continuing to maintain the plan’s rigor.

The Compensation Committee may authorize EPS adjustments as specified under the SPIP. By way of example, the table below presents the award, expressed as a percentage of an NEO’s salary, to be earned for the three-year performance period beginning January 1, 2021 and ending December 31, 2023. For this 2021 grant, 2020 adjusted diluted EPS of $8.42 serves as the baseline for the performance period.

CAGR	2023 EPS	Salary %	CAGR	2023 EPS	Salary %
5%	$9.75	50%	12%	$11.83	120%
6%	10.03	60%	14%	12.47	140%
7%	10.31	70%	16%	13.14	160%
8%	10.61	80%	18%	13.83	180%
9%	10.90	90%	20%	14.55	200%
10%	11.21	100%

The following table presents our three-year EPS CAGR and corresponding payouts as a percentage of base salaries for each of the last three fiscal years.

Three-Year Performance Period	SPIP Payout as a Percentage of NEO Base Salaries	Three-Year EPS CAGR
January 1, 2019 - December 31, 2021(1)	200.0%	42.4%
January 1, 2018 - December 31, 2020(2)	200.0%	21.1%
January 1, 2017 - December 31, 2019(3)	67.8%	11.8%
(1)Our earnings per share for the year ended December 31, 2021 was $15.97. We calculated the three-year EPS CAGR using 2021 adjusted diluted EPS of $15.18, which excludes a $0.05 benefit from the recovery of a previously impaired note and a $0.74 per diluted share tax benefit from ASU 2016-09.
(2)Our earnings per share for the year ended December 31, 2020 was $8.97. We calculated the three-year EPS CAGR using 2020 adjusted diluted EPS of $8.42, which excludes a $0.15 impact from non-cash impairments and a $0.70 per diluted share tax benefit from ASU 2016-09.
(3)Our earnings per share for the year ended December 31, 2019 was $6.40. We calculated the three-year EPS CAGR using 2019 adjusted diluted EPS of $4.86, which excludes a $1.54 per diluted share benefit from the lower federal tax rate under the TCJA and the tax benefit from ASU 2016-09.
The following table presents currently outstanding SPIP awards:

Grant Year	Three-Year Performance Period	Baseline EPS		EPS for Minimum Payout(4)	EPS for Target Payout(4)	EPS for Maximum Payout (4)
2020	January 1, 2020 - December 31, 2022	$5.83	(1)	$7.76	$8.87	$10.07
2021	January 1, 2021 - December 31, 2023	$8.42	(2)	$9.75	$11.21	$14.55
2022	January 1, 2022 - December 31, 2024	$15.18	(3)	$17.57	$20.20	$26.23
(1)The Compensation Committee set the baseline EPS at $5.83 per diluted share, which excludes a $0.57 per diluted share tax benefit related to ASU 2016-09.
(2)The Compensation Committee set the baseline EPS at $8.42 per diluted share, which excludes a $0.70 per diluted share tax benefit related to ASU 2016-09 and a $0.15 impact from non-cash impairment charges.
(3)The Compensation Committee set the baseline EPS at $15.18 per diluted share, which excludes a $0.70 per diluted share tax benefit related to ASU 2016-09 and a $0.05 benefit from the recovery of a previously impaired note.
(4)Prior to the 2021 SPIP grant, the minimum payout was based on three-year diluted EPS CAGR of 10%, the target payout was based on three-year diluted EPS CAGR of 15%, and the maximum payout was based on three-year diluted EPS CAGR of 20%. For the 2021 SPIP grant, in response to significant changes in market conditions resulting from the pandemic and a corresponding sharp rise in our baseline EPS, the Compensation Committee amended the plan and changed the three‑year diluted EPS CAGR for the minimum payout under the SPIP to 5% and to 10% for the target payout. The EPS CAGR for the maximum payout remained 20%, consistent with our historical grants. The Committee believes this change was necessary to deliver a meaningful incentive to our executives while continuing to maintain the plan’s rigor.

Long-Term Equity Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Column 6)
(Outstanding Equity Awards at Fiscal Year-End)

Equity grants are a key element of our total compensation package. We offer both stock options and performance-based restricted stock awards to our NEOs, both of which provide retention value through the imposition of cliff vesting conditions and also focus our NEOs on Company performance.

The Compensation Committee determines individual equity grant awards based on relevant market data and each employee’s responsibilities and performance. We believe that restricted stock awards reward performance because the ultimate value of the shares depends on our Company’s long-term performance. Restricted stock awards convey all the rights of a stockholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares until they are fully vested. Similarly, we believe that long-term equity awards in the form of stock options align executive performance with stockholder interests because employees have a vested interest in our stock performance and the option’s value only appreciates from stock price improvement after the grant date. The Compensation Committee believes that in times of economic volatility, restricted stock awards can play an important role in retention and motivation that stock options alone cannot.

We use the following service-based equity vesting schedules to encourage employee equity holding and employment retention:

Employee’s Length of Service to the Company	Award Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

Restricted stock awards to our employees contain performance-based vesting criteria in addition to the service-based vesting criteria discussed above. The awards provide for a three-year performance period for the metric to be achieved. If the performance metric fails to be met, the performance period may be extended; however, if the metric is not met by the end of the extended performance period, then all shares of performance-based restricted stock will be immediately forfeited and canceled for these grants.

Under the performance-based vesting criteria for restricted stock awards granted in 2021, these shares will vest (subject to satisfaction of the service condition) based on our achievement of a three-year ROIC target of 10% established at the beginning of the performance period. We believe ROIC is an important indicator of financial health and company growth and is consistent with our compensation philosophy that compensation must be linked to continuous improvements in corporate performance. Further, after reviewing our peer companies’ proxy statements, we noted that ROIC was among the most widely used of the financial metrics for performance-based compensation. For more information on our ROIC calculation and 2021 results, please see the “Annual Incentive Plan” section above.

In 2021, the Compensation Committee allowed each of the NEOs to elect to receive his or her equity grant in the form of performance-based restricted stock awards, stock options, or a combination of the two. The Compensation Committee believes that both stock options and restricted stock awards are closely aligned with the interests of stockholders and by offering our NEOs this choice, it serves our objectives of retention and motivation. In 2021, each of our NEOs elected to receive 100% of their respective equity awards in the form of performance-based restricted stock awards.

Based on the total grant date fair value of equity-based awards granted in 2021, the equity-based awards granted to Mr. Arvan as CEO were approximately 4.5 times the average total fair value of the equity-based awards to our other NEOs in recognition of his substantially greater responsibilities. Mr. Arvan’s duties and responsibilities encompassed all aspects of our management and operations and were greater in scope and collectively more significant in nature than those of our other NEOs.

Based on the 2021 equity grants and as noted in the table below, 2021 total equity compensation for all of our NEOs was less than the peer group median for the most recent fiscal year reported. As previously discussed, we valued peer stock option awards based on the number of stock options awarded multiplied by 40% of the option’s exercise price.

.

Total Equity Compensation (Below) Peer Group Medians (1)
Position	2021 Actual
CEO	(11)%
All Other NEOs	(6)%
All NEOs	(15)%
(1)Our Compensation Committee granted equity awards for fiscal 2021 in February 2021. At that time, peer group compensation data for 2020 was not available. Therefore, the peer group median amounts used for comparison in the above table were calculated primarily using 2019 compensation data.

Currently, the Compensation Committee grants annual equity awards during the first quarter of each year, typically in February. This annual grant coincides with the annual performance review and compensation adjustment cycle. If granted, stock options are granted with an exercise price equal to our stock’s closing price on the grant date. The Compensation Committee may also grant equity awards to employees hired during the year. As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher level employees.

Stock Ownership Guidelines

The Compensation Committee believes that our executives and directors should have a significant equity interest in the Company to create an owner’s perspective in managing our Company and to further align their interests and actions with the interests of our stockholders. Our Board maintains stock ownership guidelines that generally require within five years of appointment for NEOs or three years of appointment for directors, our NEOs and directors hold shares of Common Stock or stock equivalents with a market value as follows:

Position	Equity Ownership Guidelines
CEO	5x base salary
Vice presidents	2x base salary
Directors (other than the CEO)	3x annual cash retainer
The Compensation Committee reviews compliance with the stock ownership guidelines annually, and all NEOs and directors are presently in compliance with the guidelines.

Retirement and Savings Plans
(Summary Compensation Table, Column 6)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan), which is generally available to both management and non-management personnel, allows eligible employees to defer eligible compensation up to the Internal Revenue Code limit. For 2021, the limit was $19,500, or $26,000 for participants who attained the age of 50 during the plan year. We contribute a 100% match on the first 3% of eligible compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan) allows certain employees who occupy key management positions (including all of the NEOs) to defer eligible cash compensation and enables participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan. Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation. The purpose of the Deferred Compensation Plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our NEOs other than those discussed in this proxy statement or available to all Company employees.

Perquisites
(Summary Compensation Table, Column 6)

We believe that perquisites should be limited. In line with this philosophy, our executives are offered few benefits that are not generally available to all of our employees. We provide certain employees, including the NEOs, with a company vehicle, including maintenance, insurance and fuel. We allow these employees to use their vehicles for personal and business reasons. Officers may choose to purchase their company vehicle at book value at any point. Additionally, we waive medical and dental monthly premiums for each of the NEOs. The Company does not own any aircraft or have any contract for air charter service and does not reimburse NEOs for club or like memberships. Excluding benefits available to all full-time employees, NEO benefits and other compensation represent approximately 3.1% of the NEO total compensation in the aggregate.

Other Compensation Matters

Post-Employment Matters

Under Mr. Arvan’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months. In the event Mr. Arvan’s employment is terminated before his 2018 equity awards vest, he will retain a pro rata share of such grants. The agreement also provides that Mr. Arvan may not compete with the Company for two years following the termination of his employment. Our other NEOs have also signed employment agreements, which entitle them to receive their respective base salaries for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.

The Compensation Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses. Further, the Compensation Committee believes that these post-employment payment levels are below the general practice among comparable companies. Our NEOs are not entitled to any change of control or “parachute” payments or benefits other than accelerated vesting of their outstanding equity awards in the case of a qualifying termination within two years of a change of control as further described in the “Potential Payments Upon Termination of Employment or Change of Control” section of our Executive Compensation discussion.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2021

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
Harlan F. Seymour, Chairman
Martha S. Gervasi
Debra S. Oler
Robert C. Sledd

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our NEOs in 2021.  Based on the totals of the amounts included in the 2021 Summary Compensation Table, base salary accounted for approximately 12% of the total compensation for the NEOs while our annual and medium-term cash awards accounted for approximately 45% of the total compensation for the NEOs.  As discussed in our “Compensation Philosophy and Objectives” in the CD&A above, our NEOs have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash awards and long-term equity.  For example, Mr. Arvan, our CEO, had the largest proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation.

FISCAL 2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Peter D. Arvan	2021	$525,000	$2,889,832	$2,100,000	$60,552	$5,575,384
President and Chief Executive Officer	2020	500,000	2,481,713	2,000,000	75,624	5,057,337
	2019	480,000	2,088,580	647,246	74,394	3,290,220
Melanie M. Hart (1)	2021	250,000	516,229	875,000	44,257	1,685,486
Vice President and
Chief Financial Officer
Jeffrey M. Clay (1)	2021	280,000	464,343	793,352	40,067	1,577,762
President, Horizon Distributors, Inc.

Jennifer M. Neil	2021	270,000	464,343	945,000	81,219	1,760,562
Vice President, Secretary and	2020	250,000	477,422	875,000	51,485	1,653,907
Chief Legal Officer	2019	205,000	388,797	296,789	46,946	937,532
Kenneth G. St. Romain	2021	335,000	877,458	1,172,500	102,867	2,487,825
Group Vice President	2020	325,000	947,143	1,137,500	65,846	2,475,489
	2019	317,000	825,792	398,858	84,114	1,625,764
Mark W. Joslin	2021	243,750	866,950	1,137,500	150,679	2,398,879
Former Senior Vice President and	2020	318,000	943,843	1,113,000	57,730	2,432,573
Chief Financial Officer	2019	305,000	825,792	400,520	55,193	1,586,505

(1)Mrs. Hart and Mr. Clay were not NEOs in 2020 or 2019.

(2)Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for the performance-based restricted stock awards, which is based on the closing price of our Common Stock on the date of grant in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information on the stock grants awarded to our NEOs in 2021, please see the Fiscal 2021 Grants of Plan-Based Awards table below.

(3)The amounts for each NEO consist of payouts under our annual cash performance award program and our SPIP, as set forth below:

Name	Year	Annual Cash Performance Award	SPIP Payout
Mr. Arvan	2021	$1,050,000	$1,050,000
	2020	1,000,000	1,000,000
	2019	321,951	325,295
Mrs. Hart	2021	375,000	500,000
Mr. Clay	2021	420,000	373,352
Ms. Neil	2021	405,000	540,000
	2020	375,000	500,000
	2019	157,861	138,928
Mr. St. Romain	2021	502,500	670,000
	2020	487,500	650,000
	2019	184,028	214,830
Mr. Joslin	2021	487,500	650,000
	2020	477,000	636,000
	2019	193,822	206,698
(4)For details of the components of this category, please see the following All Other Compensation Table below.
ALL OTHER COMPENSATION TABLE

Name	Year	Company Matching Contributions to Defined Contribution Plans	Vehicle (1)	Other (2)
Mr. Arvan	2021	$29,488	$17,130	$13,934
	2020	45,868	17,602	12,154
	2019	40,662	17,349	16,383
Mrs. Hart	2021	11,600	15,975	16,682
Mr. Clay	2021	10,646	19,392	10,029
Ms. Neil	2021	45,772	23,234	12,213
	2020	20,737	19,412	11,336
	2019	15,835	19,432	11,679
Mr. St. Romain	2021	58,886	23,453	20,528
	2020	28,946	20,394	16,506
	2019	32,393	21,346	30,375
Mr. Joslin	2021	21,462	84,268	44,949
	2020	27,965	15,439	14,326
	2019	21,252	17,265	16,676

(1)Reflects amounts related to vehicle depreciation, maintenance and insurance expenses for vehicles provided to the NEOs, which may be used for both business and personal purposes. Mr. Joslin’s 2021 total includes $63,761 related to his purchase of his company vehicle.

(2)Includes medical, dental, and disability insurance premiums and the related tax gross-up amounts. In 2021, for Mr. Joslin this amount also includes $28,750 he received for unused paid time off at the time of his retirement. In 2019, for Messrs. Arvan and St. Romain, this amount also includes fringe-related travel expenses and the related tax gross-up amounts.

PAY RATIO DISCLOSURE

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. As allowed under the SEC rules, we decided to keep the same median employee for the second of three years allowed. We identified our median employee by examining the 2020 total cash compensation for all employees, excluding the CEO, who were employed by us on December 31, 2020. As permitted, we excluded certain non-U.S. employees representing less than 5% of our total employee population of approximately 4,500 at the time. Specifically, we excluded from our employee population all individuals employed in Australia (78), the United Kingdom (24), Mexico (18) and Croatia (6), totaling 126 employees, or just under 3% of our employee population. After identifying the median employee based on total cash compensation, we calculated the annual total compensation for this employee using the same methodology we use for our NEOs as set forth in the 2021 Summary Compensation Table above. See the table below for the results of our analysis.

Median employee annual total compensation	$61,709
Mr. Arvan annual total compensation	$5,575,384
Ratio of CEO to median employee compensation	90:1

The SEC rules permit companies to choose between different methodologies for median pay calculations. Other public companies may calculate their pay ratio differently than we do, and you should not assume that our pay ratio data is comparable to that of other companies.

The Grants of Plan-Based Awards table below sets forth information about the cash plan awards and equity plan awards to our NEOs in 2021.

FISCAL 2021 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Mr. Arvan	02/24/2021	(1)	N/A	N/A	N/A	8,800	(4)	2,889,832
	02/24/2021	(2)	N/A	525,000	1,050,000	N/A		N/A
	02/24/2021	(3)	262,500	525,000	1,050,000	N/A		N/A
Mrs. Hart	02/24/2021	(1)	N/A	N/A	N/A	1,572		516,229
	02/24/2021	(2)	N/A	187,500	375,000	N/A		N/A
	02/24/2021	(3)	125,000	250,000	500,000	N/A		N/A
Mr. Clay	02/24/2021	(1)	N/A	N/A	N/A	1,414	(4)	464,343
	02/24/2021	(2)	N/A	210,000	420,000	N/A		N/A
	02/24/2021	(3)	140,000	280,000	560,000	N/A		N/A
Ms. Neil	02/24/2021	(1)	N/A	N/A	N/A	1,414	(4)	464,343
	02/24/2021	(2)	N/A	202,500	405,000	N/A		N/A
	02/24/2021	(3)	135,000	270,000	540,000	N/A		N/A
Mr. St. Romain	02/24/2021	(1)	N/A	N/A	N/A	2,672	(4)	877,458
	02/24/2021	(2)	N/A	251,250	502,500	N/A		N/A
	02/24/2021	(3)	167,500	335,000	670,000	N/A		N/A
Mr. Joslin	02/24/2021	(1)	N/A	N/A	N/A	2,640	(4)	866,950
	02/24/2021	(2)	N/A	243,750	487,500	N/A		N/A
	02/24/2021	(3)	162,500	325,000	650,000	N/A		N/A

(1)Reflects performance-based restricted stock granted under our 2007 LTIP.
(2)Reflects grants under our annual cash bonus program. See Compensation Discussion and Analysis, “Annual Incentive Plan.” The target and maximum amounts included in this table reflect the potential payments based on 2021 performance; the actual annual performance award payment amounts for 2021 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The target payouts in this table reflect 100% of the 2021 base salary amount for Mr. Arvan and 75% of the 2021 base salary amounts for the other NEOs. The maximum potential payouts are 200% of 2021 base salary for Mr. Arvan and 150% of 2021 base salary amounts for the other NEOs.
(3)Reflects grants under our SPIP for the three-year performance period that commenced January 1, 2021 and will end December 31, 2023. For all NEOs, target SPIP payout amounts are based on 100% of 2021 base salaries, the threshold SPIP payment amounts reflect 50% of the 2021 base salaries, and the maximum potential SPIP payout amounts reflect 200% of 2021 base salaries.
(4)Each of these performance-based restricted stock grants cliff vests 50% after three years and 50% after five years, except for Mr. Arvan’s and Mr. Clay’s grants, which vest 100% after five years, in all cases subject to the achievement of applicable performance criteria. See Compensation Discussion and Analysis “Long-Term Equity Award” for a discussion of the criteria.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Arvan	01/03/17	N/A	N/A		N/A	N/A	N/A	N/A	14,335	(1)	8,113,610	(14)
	02/28/18	N/A	N/A		N/A	N/A	N/A	N/A	11,000	(2)	6,226,000	(14)
	02/27/19	N/A	N/A		N/A	N/A	N/A	N/A	13,000	(3)	7,358,000	(14)
	02/26/20	N/A	N/A		N/A	N/A	N/A	N/A	11,280	(4)	6,384,480	(14)
	02/24/21	N/A	N/A		N/A	N/A	N/A	N/A	8,800	(5)	4,980,800	(14)
Mrs. Hart	02/27/13	2,500	—		45.61	02/27/23	N/A	N/A	N/A		N/A
	02/27/14	2,500	—		58.26	02/27/24	N/A	N/A	N/A		N/A
	02/26/15	1,250	—		69.85	02/26/25	N/A	N/A	N/A		N/A
	02/25/16	2,750	—		80.78	02/25/26	N/A	N/A	N/A		N/A
	03/01/17	1,375	1,375	(6)	117.04	03/01/27	N/A	N/A	550	(8)	311,300	(14)
	02/28/18	1,250	1,250	(7)	138.03	02/28/28	N/A	N/A	500	(9)	283,000	(14)
	02/27/19	N/A	N/A		N/A	N/A	N/A	N/A	1,720	(10)	973,520	(14)
	02/26/20	N/A	N/A		N/A	N/A	N/A	N/A	1,595	(11)	902,770	(14)
	02/24/21	N/A	N/A		N/A	N/A	N/A	N/A	1,572	(12)	889,752	(14)
Mr. Clay	03/23/20	N/A	N/A		N/A	N/A	N/A	N/A	2,410	(13)	1,364,060	(14)
	02/24/21	N/A	N/A		N/A	N/A	N/A	N/A	1,414	(5)	800,324	(14)
Ms. Neil	03/01/17	N/A	N/A		N/A	N/A	N/A	N/A	1,600	(8)	905,600	(14)
	02/28/18	N/A	N/A		N/A	N/A	N/A	N/A	1,360	(9)	769,760	(14)
	02/27/19	N/A	N/A		N/A	N/A	N/A	N/A	2,420	(10)	1,369,720	(14)
	02/26/20	N/A	N/A		N/A	N/A	N/A	N/A	2,170	(11)	1,228,220	(14)
	02/24/21	N/A	N/A		N/A	N/A	N/A	N/A	1,414	(12)	800,324	(14)
Mr. St. Romain	03/01/17	N/A	N/A		N/A	N/A	N/A	N/A	3,750	(8)	2,122,500	(14)
	02/28/18	N/A	N/A		N/A	N/A	N/A	N/A	3,000	(9)	1,698,000	(14)
	02/27/19	N/A	N/A		N/A	N/A	N/A	N/A	5,140	(10)	2,909,240	(14)
	02/26/20	N/A	N/A		N/A	N/A	N/A	N/A	4,305	(11)	2,436,630	(14)
	02/24/21	N/A	N/A		N/A	N/A	N/A	N/A	2,672	(12)	1,512,352	(14)
Mr. Joslin	03/01/17	N/A	N/A		N/A	N/A	N/A	N/A	3,750	(8)	2,122,500	(14)
	02/28/18	N/A	N/A		N/A	N/A	N/A	N/A	3,000	(9)	1,698,000	(14)
	02/27/19	N/A	N/A		N/A	N/A	N/A	N/A	5,140	(10)	2,909,240	(14)
	02/26/20	N/A	N/A		N/A	N/A	N/A	N/A	4,290	(11)	2,428,140	(14)
	02/24/21	N/A	N/A		N/A	N/A	N/A	N/A	2,640	(12)	1,494,240	(14)

(1)These shares vested on January 3, 2022.
(2)These shares will vest on February 28, 2023 if the performance-based vesting criteria is met.
(3)These shares will vest on February 27, 2024 if the performance-based vesting criteria is met.
(4)These shares will vest on February 26, 2025 if the performance-based vesting criteria is met.
(5)These shares will vest on February 24, 2026 if the performance-based vesting criteria is met.
(6)These options vested on March 1, 2022.
(7)These options will vest on February 28, 2023.
(8)These shares vested on March 1, 2022.

(9)These shares will vest on February 28, 2023 if the performance-based vesting criteria is met.
(10)These shares vested 50% on February 27, 2022 and 50% will vest on February 27, 2024 if the performance-based vesting criteria is met.
(11)These shares will vest 50% on February 26, 2023 and 50% on February 26, 2025 if the performance-based vesting criteria is met.
(12)These shares will vest 50% on February 24, 2024 and 50% on February 24, 2023 if the performance-based vesting criteria is met.
(13)These shares will vest on March 23, 2025 if the performance-based vesting criteria is met.
(14)Based on the market value of $566.00 per share of our Common Stock on December 31, 2021.

The table below summarizes the number of shares acquired and the dollar amounts realized by NEOs from the exercise of stock options and the vesting of restricted stock in 2021.

OPTION EXERCISES AND STOCK AWARDS VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Peter Arvan	—	$—	—	$—
Melanie Hart	—	—	1,050	345,030
Jeffrey Clay	—	—	—	—
Jennifer Neil	—	—	3,160	1,036,669
Kenneth St. Romain	12,500	5,164,609	7,500	2,457,765
Mark Joslin	—	—	7,500	2,457,765

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our NEOs, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation. Participants choose to invest their deferrals in one or more specified investment funds. Participants may change their fund selection at any time, subject to certain limitations. The table below shows the funds available and their annual rates of return for the calendar year ended December 31, 2021 as reported by T. Rowe Price. Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	9.02%	TRP Retirement 2015 Fund	9.54%
Goldman Sachs Small Cap Value Fund	26.71%	TRP Retirement 2020 Fund	10.47%
Delaware Value Fund	22.37%	TRP Retirement 2025 Fund	11.88%
TRP Growth Stock Fund	20.03%	TRP Retirement 2030 Fund	13.55%
TRP Mid-Cap Growth Fund	15.06%	TRP Retirement 2035 Fund	15.08%
TRP Government Money Fund	0.01%	TRP Retirement 2040 Fund	16.35%
Vanguard 500 Index Fund	28.66%	TRP Retirement 2045 Fund	17.20%
TRP Small Cap Stock Fund	17.14%	TRP Retirement 2050 Fund	17.35%
JP Morgan Mid-Cap Value	30.08%	TRP Retirement 2055 Fund	17.29%
Dodge & Cox Income Fund	(0.91)%	TRP Retirement 2060 Fund	17.41%
TRP Retirement 2005 Fund	8.05%	TRP Retirement 2065 Fund	18.18%
TRP Retirement 2010 Fund	8.75%	TRP Value Fund	29.93%

Benefits under our Deferred Compensation Plan will be paid to our NEOs as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment. However, upon a showing of financial hardship and certain other requirements, an NEO may be allowed to access funds in his or her deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination. In the event of a change of control, all vested accrued benefits will automatically be accelerated and payable in full. The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes. Benefits can be received either as a lump sum payment or in installments.

The following table summarizes the nonqualified deferred compensation earned by our NEOs in 2021. All amounts relate to our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Gains in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Peter Arvan	$52,414	$17,888	$102,326	$—	$924,548	(2)
Melanie Hart	—	—	—	—	—
Jeffrey Clay	—	—	—	—	—
Jennifer Neil	100,966	34,172	116,654	—	923,383	(3)
Kenneth St. Romain	117,772	47,286	104,453	—	1,529,305	(4)
Mark Joslin	13,550	9,862	272,988	—	3,347,792	(5)
(1)These amounts are included in the Summary Compensation Table within All Other Compensation.
(2)Includes Company contributions of $34,468 in 2020 and $29,462 in 2019 disclosed in the Summary Compensation Table (All Other Compensation).
(3)Includes Company contributions of $13,918 in 2020 and $5,928 in 2019 disclosed in the Summary Compensation Table (All Other Compensation).
(4)Includes Company contributions of $18,402 in 2020 and $21,193 in 2019 disclosed in the Summary Compensation Table (All Other Compensation).
(5)Includes Company contributions of $16,563 in 2020 and $10,052 in 2019 disclosed in the Summary Compensation Table (All Other Compensation).

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Effect on Outstanding Equity Awards of Termination of Employment or Change of Control

Our equity awards are subject to “double trigger” accelerated vesting upon a change of control, which is explained in more detail below.

Stock options granted to NEOs, subject to certain limitations, will:

▪immediately vest and become fully exercisable upon an executive’s death or disability;
▪immediately vest and become fully exercisable if the executive experiences a qualifying termination within two years after a change of control; a qualifying termination includes a termination by the Company without cause or a termination by the executive for good reason (which is defined as a diminution of the executive’s compensation or responsibilities, or a relocation of more than 50 miles);
▪remain exercisable and continue to vest in accordance with the original vesting schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years), provided the recipient complies with certain restrictive covenants;
▪be forfeited, whether or not then exercisable, upon termination for cause; and
▪remain exercisable for the shorter of 90 days or the remaining term upon a termination without cause, unless the Compensation Committee, in its discretion, allows the options to continue to vest in accordance with their original schedule and maintain their original termination date.

Shares of restricted stock, including performance-based restricted stock, granted to NEOs, subject to certain limitations, will:

▪fully vest upon an executive’s death or disability;
▪fully vest, with any applicable performance conditions waived, if the executive experiences a qualifying termination (as described above) within two years after a change of control;
▪continue to vest in accordance with the original vesting schedule upon retirement, provided the recipient complies with certain restrictive covenants; and
▪be forfeited upon any other termination of employment, whether voluntary or involuntary, unless the Compensation Committee, in its discretion, provides otherwise.

Under the agreements, “cause” is generally defined as the recipient’s (i) conviction of a felony or any crime or offense lesser than a felony involving the property of the Company; (ii) conduct that has caused demonstrable and serious injury to the Company, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned; or (iv) breach of duty of loyalty to the Company or other act of fraud or dishonesty with respect to the Company.

Assuming the executive’s termination of employment due to death or disability or a change of control and a qualifying termination occurred on December 31, 2021, the following table sets forth the value of all unvested shares of restricted stock held by the NEOs at
December 31, 2021 that would immediately vest upon such event.

	Number of Shares Unvested Awards		Unrealized Value of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards (1)	Stock Awards (2)	Total Awards
Peter Arvan	—	58,415	$—	$33,062,890	$33,062,890
Melanie Hart	2,625	5,937	1,152,283	3,360,342	4,512,625
Jeffrey Clay	—	3,824	—	2,164,384	2,164,384
Jennifer Neil	—	8,964	—	5,073,624	5,073,624
Kenneth St. Romain	—	18,867	—	10,678,722	10,678,722
Mark Joslin	—	18,820	—	10,652,120	10,652,120

(1)We calculated by multiplying the number of stock options by the closing price of our Common Stock as of December 31, 2021 and then deducting the aggregate exercise price for these options.
(2)We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2021.
Severance Payments upon Termination without Cause

Upon termination other than for cause, Mr. Arvan is entitled to receive his base salary for a period of six months after termination, and the other NEOs (except Mr. Joslin) are entitled to receive their respective base salaries for a period of three months.

The table below presents the amounts that would be payable upon termination without cause to each NEO serving as of December 31, 2021.

Name	Cash Payout upon Termination Without Cause
Peter Arvan	$262,500
Melanie Hart	62,500
Jeffrey Clay	70,000
Jennifer Neil	67,500
Kenneth St. Romain	83,750

The NEOs are not entitled to any additional compensation, perquisites or other personal benefits upon a change of control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The many responsibilities and risks of serving as a director of a public company require that we provide adequate compensation in order to attract and retain highly qualified and productive directors. Our directors play an important role in guiding our strategic direction and overseeing our management.
We compensate our non-executive directors at a level that approximates median market practice. In benchmarking director pay, we use the same compensation peer group that we use to benchmark executive compensation, as described earlier in the “Compensation Discussion and Analysis” section of this proxy statement. The Compensation Committee regularly reviews non-employee director compensation, periodically retaining an independent compensation consulting firm to assist with its review.
In May 2021, following their review of non-executive director compensation compared to the peer group, the Board increased Chairman Stokely’s annual cash retainer from $120,000 to $155,000; the Board also increased the annual cash retainers for our other non-executive directors from $65,000 to $75,000. The annual fees paid to directors for serving on the Board’s committees remained unchanged and are noted in the table below.

Committee	Chairman Fee	Member Fee
Audit	$20,000	$10,000
Compensation	15,000	10,500
Nominating and Corporate Governance	15,000	7,500
Strategic Planning	15,000	7,500
Our directors do not receive separate per meeting fees for attending Board or committee meetings, but we do reimburse them for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.
Directors receive annual equity awards and may also elect to receive equity grants in lieu of their cash compensation. In 2021, each director was permitted to elect to receive his or her annual equity compensation in the form of (i) 996 stock options with an exercise price equal to our Common Stock’s closing price on the grant date; or (ii) 278 shares of restricted stock. The annual equity awards are granted on the date of the annual meeting of stockholders and, except under certain limited circumstances, the stock options and restricted stock vest no earlier than one year after the grant date, and any options granted are exercisable for up to ten years after the grant date. All of our directors elected to receive his or her 2021 equity compensation in the form of restricted stock awards.
The table below summarizes the compensation we paid to our non-executive directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Martha Gervasi	$46,500	$—	$—	$46,500
Timothy Graven	99,167	119,860	—	219,027
Debra Oler	89,667	119,860	—	209,527
Manuel Perez de la Mesa (2)	75,000	119,860	18,098	212,958
Harlan Seymour	109,167	119,860	—	229,027
Robert Sledd	92,167	119,860	—	212,027
John Stokely	168,333	119,860	—	288,193
David Whalen	89,167	119,860	—	209,027

(1)Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the total estimated grant date fair value of the stock awards, which is based on the closing price of our Common Stock on the date of grant in accordance with FASB ASC Topic 718.
(2)Mr. Perez de la Mesa, our former president and CEO, remains employed by us, and as such, is eligible to participate in our 401(k) plan, our deferred compensation plan, and medical, dental and long-term disability programs on the same basis as our officers. In 2021, we paid Mr. Perez de la Mesa a salary of $75,000, which is equal to the annual cash retainer we pay to each of our non-executive directors.

As of December 31, 2021, stock awards and stock options outstanding for each non-executive director included the following:

Director	Stock Awards Outstanding	Options Outstanding	Options Exercisable
Ms. Gervasi	—	—	—
Mr. Graven	278	—	—
Mrs. Oler	278	—	—
Mr. Perez de la Mesa	8,378	148,432	128,182
Mr. Seymour	278	—	—
Mr. Sledd	278	1,654	1,654
Mr. Stokely	278	—	—
Mr. Whalen	278	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our Audit Committee Charter. Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by Nasdaq.

The Audit Committee was not requested to, and did not approve, any transactions required to be reported under SEC rules in fiscal year 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership.

To assist with these required reports, our procedures allow directors and officers to provide us with the relevant information regarding their transactions in POOL shares, and we prepare and file the reports on their behalf. In addition, our directors and officers have provided written statements regarding their POOL stock ownership. Based solely on a review of these reports and statements, we believe that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2021 with the exception of one Form 4 each for Ms. Gervasi, Mr. Perez de la Mesa, and Mr. Sledd.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2021
The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2022 fiscal year.

AUDIT COMMITTEE
Timothy M. Graven, Chairman
Robert C. Sledd
John E. Stokely
David G. Whalen

The Audit Committee Report set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and recommends the ratification of such retention by the stockholders. The Audit Committee reviews the performance of the independent registered public accounting firm annually. If the stockholders do not ratify the selection of EY, the Audit Committee will reconsider the selection. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

We expect representatives of EY will be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and they will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of EY as the Company’s independent registered public accounting firm.

The Board of Directors unanimously recommends that you vote FOR the ratification of the retention of EY as our independent registered public accounting firm for fiscal year 2022.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and 2020, and fees billed for other services rendered by EY.

	2021	2020
Audit fees (1)	$1,438,781	$1,258,644
Audit-related fees (2)	—	105,000
Tax fees (3)	4,634	4,634
Total	$1,443,415	$1,368,278

(1)Audit fees pertain to the audit of the financial statements included in our Annual Report on Form 10-K, the audit of our internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees for both years also include services for the statutory audits of certain of our international operations.

(2)Audit-related fees relate to due diligence fees billed in 2020.

(3)Tax fees relate to tax compliance fees billed in 2021 and 2020.
The Audit Committee preapproves all audit and permissible non-audit services before such services begin. Mr. Graven, Audit Committee Chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting. During fiscal years 2021 and 2020, the Audit Committee and/or the Audit Committee chairman preapproved 100% of the services performed by EY. You may read the Procedures for Pre-approval of Services by the Company’s Independent Audit Firm on our website at www.poolcorp.com under the “Investors” tab.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are asking stockholders for their non-binding advisory approval of the 2021 compensation of our Named Executive Officers (NEOs) as described earlier in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” Our executive compensation programs are designed to attract, motivate, and retain our NEOs in a way that rewards performance and is linked to continuous improvements in Company results and sustained increases in stockholder value. We believe that our executive compensation program reflects an overall pay-for-performance culture, which is strongly aligned with the long-term interests of our stockholders. In 2021, we realized 78% growth in adjusted diluted earnings per share over 2020. Our total stockholder return over the prior 1, 3, 5 and 10 year periods was 53%, 286%, 453% and 1,830%, respectively.

By design, our NEOs’ compensation is significantly more performance-weighted than the market. Under our compensation plans, above market stockholder returns correlate with above market compensation and below market stockholder returns correlate with below market compensation. In this regard, our NEOs’ primary fixed component of compensation, base salary, is significantly below market. As noted previously, our chief executive officer’s base salary represents 65% of the median salary of our peer group and our other NEOs’ salaries represent on average 66% of the median of peer group salaries.

We believe that performance-based compensation with annual, medium-term and long-term components serve to align executive interests with long-term stockholder interests while mitigating the motivation to take undue risk in the management of the business. Under our program, our performance impacts both short-term and long-term compensation, as superior performance will result in additional compensation through our annual cash performance program and medium-term SPIP and increased value of our equity grants over the long term.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation for each executive and for sustained long-term growth to result in the greatest compensation opportunities.

At our 2021 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation by 98.6%. The final votes were as follows:

Number of Shares
For	Against	Abstain	Broker Non-Votes
34,287,379	390,652	103,952	1,945,142

We are asking stockholders to vote FOR the approval of the compensation paid to the Company’s NEOs as disclosed in this proxy statement. This vote is intended to address the overall 2021 compensation of the NEOs and the philosophy, policies and practices described in this proxy statement rather than any specific item of compensation.

The affirmative vote of the holders of a majority of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote is required to approve, on an advisory basis, the 2021 compensation of the NEOs as described in this proxy statement. While this say-on-pay vote is advisory and therefore non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that you vote FOR the advisory approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS
To be considered for inclusion in the proxy materials related to our 2023 annual meeting of stockholders, we must receive stockholder proposals no later than November 29, 2022. If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.
In addition, our Bylaws provide that in connection with an annual meeting of stockholders, a stockholder, or a group of up to 20 stockholders, owning 3% or more shares of our common stock continuously for the prior three years, may nominate and include in our proxy materials stockholder nominees for election to the Board constituting the greater of two stockholder nominees or 20% of the total number of directors in office (rounded down to the nearest whole number, which currently equates to one director based on our current nine-member Board), subject to compliance with the requirements set forth in the Bylaws. For our 2023 annual meeting of stockholders, the Company’s corporate secretary must receive notice no earlier than October 30, 2022 and no later than November 29, 2022.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s recently-enacted universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2023. However, if the date of the 2023 annual meeting is more than 30 days before or after the anniversary date of the 2022 annual meeting, the notice must be provided by the later of the 60th day prior to the 2023 annual meeting or the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made, as provided by Rule 14a-19. These deadlines assume that the shareholder has not previously filed a proxy statement with the required information.
Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2023 annual meeting, but does not wish to have it included in our proxy statement, must notify the Company’s corporate secretary no earlier than July 2, 2022 and no later than November 29, 2022.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 29, 2022

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/POOL2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

POOL CORPORATION 109 NORTHPARK BLVD. COVINGTON, LA 70433
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
POOL CORPORATION

The Board of Directors recommends you vote FOR each of the following proposals:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Peter D. Arvan	☐	☐	☐			For	Against	Abstain
	1b. Martha “Marty” S. Gervasi	☐	☐	☐	2.	Ratification of the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2022 fiscal year.	☐	☐	☐
	1c. Timothy M. Graven	☐	☐	☐	3.	Say-on-pay vote: Advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐
	1d. Debra S. Oler	☐	☐	☐	Note: Such other business as may properly come before the meeting or any adjournment thereof.
	1e. Manuel J. Perez de la Mesa	☐	☐	☐
	1f. Harlan F. Seymour	☐	☐	☐
	1g. Robert C. Sledd	☐	☐	☐
	1h. John E. Stokely	☐	☐	☐
	1i. David G. Whalen	☐	☐	☐

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

POOL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, MAY 3, 2022 AT 9:00 AM CENTRAL TIME

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
POOL CORPORATION

We cordially invite you to electronically attend the Annual Meeting of Stockholders of Pool Corporation, which will be held on Tuesday, May 3, 2022, at 9:00 AM Central Time. The Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/POOL2022, entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

The undersigned hereby appoints Jennifer M. Neil and Melanie M. Housey Hart, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy card and, in their discretion, on all other matters which may properly come before the meeting, all shares of Common Stock of Pool Corporation (the “Company”) held of record by the undersigned on March 15, 2022, at the annual meeting of stockholders to be held on May 3, 2022, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given, this proxy will be voted FOR the election of each director nominee named on the reverse side and FOR proposals 2 and 3. The proxy holders named above will vote as recommended by the Board of Directors on any other matter that may properly come before the meeting.

Continued and to be signed on the reverse side